Exhibit 10.2
Execution Copy
***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 240.24b-2.
AMENDED AND RESTATED LICENSE AGREEMENT
     This Amended and Restated License Agreement (the “Agreement”) is entered into as of June 20, 2010 (the “Execution Date”) between Cypress Bioscience, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal place of business at 4350 Executive Drive, Suite 325, San Diego, CA 92121 (“Cypress”), and BioLineRx Ltd., a corporation organized and existing under the laws of the State of Israel and having a principal place of business at 19 Hartum Street, P.O. Box 45158, Jerusalem 91450, Israel (collectively, “BioLineRx”). BioLineRx and Cypress are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
     Whereas, BioLineRx is a clinical-stage biopharmaceutical company developing clinical and pre-clinical candidates for central nervous system diseases, oncology, cardiovascular, auto-immune and metabolic diseases; and
     Whereas, Cypress has substantial expertise in the research, development, manufacture, distribution, sales and marketing of pharmaceutical products; and
     Whereas, BioLineRx controls certain intellectual property covering BL-1020, a first in class antipsychotic that combines dopamine antagonism with GABAergic activity, and is engaged in the development of BL-1020 for central nervous system diseases; and
     Whereas, BioLineRx desires to grant to Cypress, and Cypress desires to obtain, exclusive rights to pre-commercialize, manufacture and commercialize product(s) containing BL-1020, all on the terms and conditions set forth herein; and
     Whereas, the Parties executed that certain License Agreement on June 20, 2010 and now wish to amend and restate that License Agreement as set out herein;
     Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
     As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1.
     1.1 “Acceptance” has the meaning set forth in Section 8.2(b).
     1.2 “Acquisition” has the meaning set forth in Section 15.5.

     1.3 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.
     1.4 “BioLineRx Indemnitees” has the meaning set forth in Section 11.2.
     1.5 “BioLineRx Know-How” means all Information that is Controlled by BioLineRx or its Affiliates as of the Effective Date or at any time during the Term (including BioLineRx’s interest in any Joint Inventions) and is necessary or useful for the Pre-Commercialization, Commercialization or manufacture of the Products in the Field in accordance with the terms of this Agreement. For clarity, BioLineRx Know-How excludes the BioLineRx Patents. Notwithstanding the foregoing, BioLineRx Know-How shall not include Information controlled by an acquiror or merger partner of BioLineRx that: (a) such acquiror or merger partner of BioLineRx controlled prior to the date of closing of such acquisition or merger; or (b) was developed after the date of closing of such acquisition or merger without using BioLineRx Know-How, Cypress Know-How, Joint Know-How or inventions claimed in BioLineRx Patents, Cypress Patents or Joint Patents, and in the case of (b) is not used in connection with Pre-Commercialization or Commercialization.
     1.6 “BioLineRx Patents” means all Patents in the Cypress Territory (a) that are Controlled by BioLineRx or its Affiliates as of the Effective Date or at any time during the Term (including BioLineRx’s interest in any Joint Patents), and (b) directed to the Pre-Commercialization, Commercialization or manufacture of the Products in the Field in the Cypress Territory. Notwithstanding the foregoing, BioLineRx Patents shall not include Patents controlled by an acquiror or merger partner of BioLineRx that: (i) such acquiror or merger partner of BioLineRx controlled prior to the date of closing of such acquisition or merger; or (ii) were developed after the date of closing of such acquisition or merger without using BioLineRx Know-How, Cypress Know-How, Joint Know-How or inventions claimed in BioLineRx Patents, Cypress Patents or Joint Patents, and in the case of (ii) are not used in connection with Pre-Commercialization or Commercialization. The BioLineRx Patents existing as of the Effective Date are set forth on Exhibit B attached hereto, listed under UA Patents and BioLineRx Patents, as applicable.
     1.7 “BioLineRx Pre-Commercialization Activities” has the meaning set forth in Section 4.3(a).
     1.8 “BioLineRx Pre-Commercialization Expenses” has the meaning set forth in Section 4.7(c).
     1.9 “BioLineRx Regulatory Data” means Regulatory Data generated by or on behalf of BioLineRx (or its Affiliates, licensees or sublicensees) after the Effective Date, and Controlled by BioLineRx during the Term.

     1.10 “BioLineRx Prosecuted Patents” has the meaning set forth in Section 9.4(b).
     1.11 “BioLineRx Technology” means the BioLineRx Patents and BioLineRx Know-How.
     1.12 “BL-1020” means BioLineRx’s proprietary compound known as BL-1020, having the chemical structure set forth on Exhibit A, or salt, solvate, polymorph, or other non-covalent derivate thereof.
     1.13 “Commercialization,” with a correlative meaning for “Commercialize” and “Commercializing,” means all activities in the Cypress Territory undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of the Products in the Cypress Territory, including: (a) strategic marketing, sales force detailing, advertising, medical education and liaison, and market and Product support; (b) any post-marketing clinical studies (other than those included in Pre-Commercialization) for use in generating data to be submitted to Regulatory Authorities (and all associated reporting requirements); and (c) all customer support, Product distribution, invoicing and sales activities.
     1.14 “Commercialization Plan” has the meaning set forth in Section 6.1(a).
     1.15 “Commercially Reasonable Efforts” means carrying out of obligations or tasks by a Party using a level of efforts consistent with the exercise of good faith and prudent scientific and business judgment in an active and ongoing program as applied by a Party to the pre-commercialization and commercialization of its own pharmaceutical products at a similar stage of development and with similar market potential.
     1.16 “Confidential Information” means, with respect to a Party, all reports and other Information of such Party that is disclosed to the other Party under this Agreement, whether in oral, written, graphic, or electronic form. All Information disclosed by a Party pursuant to the Mutual Non Disclosure Agreement between the Parties dated January 28, 2010, as amended through the Effective Date, shall be deemed to be such Party’s Confidential Information disclosed hereunder.
     1.17 “Control” means, with respect to any material, Information, or intellectual property right, that a Party owns or has a license to such material, Information, or intellectual property right and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement.
     1.18 “Cypress Indemnitees” has the meaning set forth in Section 11.1.
     1.19 “Cypress Know-How” means all Information that is Controlled by Cypress or its Affiliates as of the Effective Date or at any time during the Term (including Cypress’ interest in any Joint Inventions) and is necessary or useful for the Pre-Commercialization, Commercialization or manufacture of the Products in the Field in accordance with the terms of this Agreement. For clarity, Cypress Know-How excludes the Cypress Patents. Notwithstanding the foregoing, Cypress Know-How shall not include Information controlled by an acquiror or merger partner of Cypress that: (a) such acquiror or merger partner of Cypress controlled prior to the date of closing of such acquisition or merger; or (b) was developed after the date of closing of such acquisition or merger without using BioLineRx Know-How, Cypress Know-How, Joint Know-How or inventions claimed in BioLineRx Patents, Cypress Patents or Joint Patents, and in the case of (b) is not used in connection with Pre-Commercialization or Commercialization.
     1.20 “Cypress Patents” means all Patents (a) that are Controlled by Cypress or its Affiliates as of the Effective Date or at any time during the Term (including Cypress’ interest in any Joint Patents) and (b) with a Valid Claim covering the Pre-Commercialization, Commercialization or manufacture of the Products in the Field in the Cypress Territory. Notwithstanding the foregoing, Cypress Patents shall not include Patents controlled by an acquiror or merger partner of Cypress that: (i) such acquiror or merger partner of Cypress controlled prior to the date of closing of such acquisition or merger; or (ii) were developed after the date of closing of such acquisition or merger without using BioLineRx Know-How, Cypress Know-How, Joint Know-How or inventions claimed in BioLineRx Patents, Cypress Patents or Joint Patents, and in the case of (ii) are not used in connection with Pre-Commercialization or Commercialization.
     1.21 “Cypress Pre-Commercialization Activities” has the meaning set forth in Section 4.4(b).
     1.22 “Cypress Pre-Commercialization Expenses” has the meaning set forth in Section 4.7(b).
     1.23 “Cypress Regulatory Data” means Regulatory Data generated by or on behalf of Cypress (or its Affiliates, licensees or sublicensees) after the Effective Date, and Controlled by Cypress during the Term.
     1.24 “Cypress Prosecuted Patents” has the meaning set forth in Section 9.4(a)(2).
     1.25 “Cypress Technology” means the Cypress Patents and Cypress Know-How.
     1.26 “Cypress Territory” means the United States, Canada and Mexico, including each of their territories, possessions and provinces, as the case may be.
     1.27 “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.
     1.28 “Effective Date” means the date on which the written consent of the OCS with respect to this Agreement has been obtained in accordance with Section 2.1 (whether such OCS consent is granted for an associated form of Agreement modified in accordance with Section 2.1 or for the Execution Date Agreement).
     1.29 “Excluded Claim” has the meaning set forth in Section 14.4.

     1.30 “Execution Date Agreement” has the meaning set forth in Section 2.1.
     1.31 “Executives” has the meaning set forth in Section 3.1(d).
     1.32 “FDA” means the United States Food and Drug Administration and any successors thereof.
     1.33 “Field” means the use of the Product for the prevention, diagnosis and treatment of all human diseases.
     1.34 “First Commercial Sale” means the first sale of a Product by Cypress or its sublicensees to a Third Party in a given regulatory jurisdiction within the Cypress Territory after Regulatory Approval for such Product has been obtained in such jurisdiction.
     1.35 “Generic Product” means, with respect to a Product in the Field in the Cypress Territory, another pharmaceutical product that is: (a) a Product; (b) is bioequivalent to such Product with respect to pharmacokinetic properties; and (c) is (i) either approved for use in the Cypress Territory by the Regulatory Authority, or (ii) launched by a Third Party in the Cypress Territory pursuant to Paragraph IV of the Drug Price Competition and Patent Term Restoration Act of 1984, as amended, or any successor regulations (or its comparable regulation in a jurisdiction within the Cypress Territory).
     1.36 “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other government authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
     1.37 “Indemnify” has the meaning set forth in Section 11.1.
     1.38 “Indication” means Initial Indication or Additional Indication. As used herein, “Initial Indication” means a class of human disease or condition listed in The Diagnostic and Statistical Manual of Mental Disorders, 4th Edition (“DSM-IV”) within the DSM-IV defined class of “Schizophrenia and Other Psychotic Disorders” (as the DSM-IV may be amended or updated during the Term), for which a Product has been approved by a Regulatory Authority; and “Additional Indication” means a separately defined, well-categorized class of human disease or condition, other than the Initial Indication, for which a Product has been approved by a Regulatory Authority. For clarity, pediatric extension of the Initial Indication is not an Additional Indication.

     1.39 “Information” means any data, results, technology, business information and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), manufacturing know-how and data, analytical and quality control data, stability data, other study data and procedures.
     1.40 “Initiation” has the meaning set forth in Section 8.2(b).
     1.41 “JAMS Rules” has the meaning set forth in Section 14.3.
     1.42 “Joint Inventions” has the meaning set forth in Section 9.1(b).
     1.43 “Joint Patents” has the meaning set forth in Section 9.1(b).
     1.44 “Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.1(a)
     1.45 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.
     1.46 “Losses” has the meaning set forth in Section 11.1.
     1.47 “Major Country” means any one of the following countries: France, Germany, Italy, Spain and the United Kingdom.
     1.48 “[...***...] Study” means the ongoing pre-clinical study which is being conducted by [...***...] for BioLineRx, which is BioLineRx’s only ongoing pre-clinical study concerning the Product as of the Execution Date.
     1.49 “NDA” means a new drug application as defined in the United States Federal Food, Drug, and Cosmetic Act (and any successor acts thereto), as amended from time to time.
     1.50 “Net Sales” means, with respect to a particular time period, the total amounts invoiced by Cypress and its Affiliates or sublicensees for sales of Products made during such time period to unrelated Third Parties in the Cypress Territory, less the following deductions to the extent actually allowed or incurred with respect to such sales:
          (a) trade discounts, credits or allowances including cash and quantity discounts provided by means of chargebacks, rebates and administrative fees charged by customers or health care organizations determined based upon sales;
          (b) credits or allowances additionally granted for damaged, outdated, spoiled, returned or rejected Products, including in connection with recalls;

***	Confidential Treatment Requested

          (c)freight, shipping and insurance charges, to the extent included in the invoiced amount;
          (d) Taxes, tariffs, duties or other governmental charges (other than income taxes) levied on, absorbed or otherwise imposed on sales of the Products in the Cypress Territory, as adjusted by any refunds, provided that such Taxes, tariffs, duties and other governmental charges are included in the applicable invoiced amount and identified in the applicable invoice; and
          (e) rebates, discounts or other payments on sales of Products that are mandated by a Governmental Authority.
Notwithstanding the foregoing, amounts invoiced by Cypress and its Affiliates or sublicensees for the sale of Products between Cypress and its Affiliates or sublicensees for resale shall not be included in the computation of Net Sales hereunder. For purposes of determining Net Sales, a “sale” shall not include reasonable transfers or dispositions, at no cost, as samples or for charitable purposes, or transfers or dispositions at no cost for preclinical, clinical or regulatory purposes.
Each of the deductions set forth above shall be reasonable and customary, and in accordance with United States Generally Accepted Accounting Principles (“GAAP”).
If Cypress proposes to Commercialize a Product as part of a Bundled Product (as defined below), Cypress shall inform BioLineRx of such proposal and the Parties will discuss in good faith whether, and under what conditions, such Bundled Product should be Commercialized. For purposes of this paragraph, “Bundled Product” means products (including one or more Products) that are either (A) packaged together for sale or shipment as a single unit or sold at a single price or (B) marketed or sold collectively as a single product. For clarity, a Bundled Product is not a Combination Product (as defined below).
For the purpose of determining royalties due to BioLineRx, Cypress shall calculate Net Sales of Combination Products (as defined below) by multiplying Net Sales of such Combination Product by a fraction A/A+B, where A is the sale price of the Product portion of such Combination Product when sold separately and B is the sale price of the other active ingredient(s) in such Combination Product when sold separately; provided, however, that if the Product portion of such Combination Product or any of the other active ingredients in such Combination Product is not then sold separately, then Cypress shall calculate Net Sales of such Combination Products by the fraction C/C+D, where C is a reasonable estimate of the fair market value of the Product portion of such Combination Product, D is a reasonable estimate of the fair market value of the other active ingredients in such Combination Product, and the estimates of C and D are determined by mutual agreement of the Parties. As used in this Section 1.50, “Combination Product” means a product in which one or more active ingredients that are not Products are sold in a single formulation with a Product.

     1.51 “Non-Breaching Party” has the meaning set forth in Section 13.2(a).
     1.52 “Notified Party” has the meaning set forth in Section 13.2(a).
     1.53 “OCS” has the meaning set forth in Section 2.1.
     1.54 “Ordinary Shares” has the meaning set forth in Section 8.2(a).
     1.55 “Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, renewals, substitutions, confirmations, registrations, validations, re-examinations, additions, extensions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any patent applications, issued patents, utility models or designs; and (c) the equivalent or counterpart of the foregoing.
     1.56 “Pharmacovigilance Agreement” has the meaning set forth in Section 5.3.
     1.57 “Phase 3 Clinical Trial” means a pivotal human clinical trial on sufficient numbers of patients which is designed to (a) establish that a Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with such Product in the dosage range to be prescribed; and (c) support Regulatory Approval of such Product, as further defined in 21 C.F.R. 312.21(c), as amended from time to time, or the corresponding regulation in jurisdictions within the Cypress Territory other than the United States. For clarity, a Phase 2/3 Clinical Trial shall be considered to be a Phase 3 Clinical Trial if it is considered by a Regulatory Authority to be a pivotal clinical trial for the Product as determined at the time of Acceptance by the FDA of an NDA for a Product in the United States.
     1.58 “Pre-Commercialization,” with a correlative meaning for “Pre-Commercialize” and “Pre-Commercializing,” means all activities in the Cypress Territory relating to preparing and conducting preclinical testing, toxicology testing, human clinical studies, and regulatory activities (e.g., regulatory applications) with respect to the Products, together with the formulation and manufacturing of the Products for the purpose of conducting the foregoing activities and manufacturing scale-up of the Product necessary for Commercialization, all for the purpose of obtaining, maintaining or expanding Regulatory Approval. This includes preparation, submission, review, and development of data or information for the purpose of submission to a Governmental Authority in the Cypress Territory to obtain Regulatory Approval of Products. Pre-Commercialization shall include clinical development and regulatory activities for additional dosage forms or formulations of a Product after Regulatory Approval of such Product, including clinical trials initiated following receipt of Regulatory Approval for the purpose of maintaining or expanding Regulatory Approval or any clinical trial to be conducted after Regulatory Approval which was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval.
     1.59 “Pre-Commercialization Costs” has the meaning set forth in Section 4.6.
     1.60 “Pre-Commercialization Plan” has the meaning set forth in Section 4.2(a).

     1.61 “Prime” means the then-current prime rate reported by JPMorgan Chase in New York City.
     1.62 “Product(s)” means BL-1020 in any dosage form or formulation or mode of administration, alone or in combination with other therapeutically active ingredients.
     1.63 “Regulatory Data” means data and filings generated and prepared for the purpose of obtaining, maintaining or expanding regulatory approvals in a jurisdiction, including analytical and manufacturing data, data generated from preclinical, clinical and non-clinical trials and other studies, and clinical data relating to the Products. For the avoidance of doubt, Regulatory Data shall not include Product Inventions.
     1.64 “Regulatory Data Costs” means direct and indirect costs incurred or paid by a Party and reasonably attributable to the generation of Regulatory Data, including, by way of example, costs incurred or paid in the conduct of associated clinical trials, statistical analysis of clinical data, manufacturing scale-up and patient recruitment. The Parties shall consult with each other and mutually agree on an appropriate mechanism for establishing Regulatory Data Costs, which mechanism shall be approved by the JSC (or directly by the Parties if the JSC is disbanded).
     1.65 “Product Infringement” has the meaning set forth in Section 9.5(a).
     1.66 “Product Inventions” has the meaning set forth in Section 9.3.
     1.67 “Product Marks” has the meaning set forth in Section 6.3.
     1.68 “Regulatory Approval” means, with respect to a Product in any country or jurisdiction in the Cypress Territory, all approvals, registrations, licenses or authorizations from the relevant Regulatory Authority in such country or jurisdiction that is specific to such Product and necessary to manufacture or market and sell such Product in such country or jurisdiction.
     1.69 “Regulatory Authority” means, in a particular country or regulatory jurisdiction in the Cypress Territory, any applicable Governmental Authority responsible for granting Regulatory Approval.
     1.70 “Regulatory Exclusivity” means market exclusivity granted by a Governmental Authority in the Cypress Territory designed to prevent the entry of Generic Product(s) onto the market in the Field, including new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity and pediatric exclusivity, or any equivalent of the foregoing in the Cypress Territory.
     1.71 “Regulatory Filings” means, with respect to the Products, any submission to a Regulatory Authority of any appropriate regulatory application specific to Products, and shall include any submission to a regulatory advisory board in the Cypress Territory and any supplement or amendment thereto.

     1.72 “Retained Territory” means all countries and territories in the world outside the Cypress Territory.
     1.73 “Royalty Term” has the meaning set forth in Section 8.3(b).
     1.74 “SEC” has the meaning set forth in Section 12.4(a).
     1.75 “Share Amount” has the meaning set forth in Section 8.2(a).
     1.76 “Sole Inventions” has the meaning set forth in Section 9.1(a).
     1.77 “Sublicense Agreement” has the meaning set forth in Section 2.4.
     1.78 “Successful Completion” has the meaning set forth in Section 8.2(b).
     1.79 “TASE’s Approval” has the meaning set forth in Section 8.2(a).
     1.80 “Taxes” means taxes (other than income taxes), duties, tariffs or other governmental charges levied on the sale of Products, including consumption taxes.
     1.81 “Term” means the term of this Agreement, as determined in accordance with Article 13.
     1.82 “Territory” means the Cypress Territory or the Retained Territory, as applicable.
     1.83 “Third Party” means any person or entity other than BioLineRx or Cypress or an Affiliate of either of them.
     1.84 “Third-Party Claim” has the meaning set forth in Section 11.1.
     1.85 “Third Party Data” has the meaning set forth in Section 4.7(e).
     1.86 “Third Party Partner” has the meaning set forth in Section 4.7(e).
     1.87 “Third-Party Payment” has the meaning set forth in Section 8.3(c).
     1.88 “UA Patents” has the meaning set forth in Section 9.4(a).
     1.89 “Upfront Fee” has the meaning set forth in Section 8.1.
     1.90 “Upstream Agreement” means that certain Research and License Agreement between BioLineRx Ltd. and Bar-Ilan Research and Development Company Ltd. and Ramot at Tel-Aviv University Ltd. (collectively, the latter two parties are referred to herein as the “Upstream Licensors”) dated April 15, 2004, as amended through the Execution Date.
     1.91 “Valid Claim” means, with respect to any country in the Cypress Territory: (a) a claim of an issued and unexpired patent (as may be extended through supplementary protection certificate or patent term extension or the like) included within the BioLineRx Patents, the Cypress Patents or the Joint Patents to the extent such claim has not been (i) held invalid or unenforceable by a non-appealed or un-appealable decision of a court or government agency or other appropriate body of competent jurisdiction and has not been admitted invalid through disclaimer or dedication to the public, and (ii) has not expired, been determined to be unenforceable, been cancelled, withdrawn, abandoned, or (b) a claim of a pending patent application included within the BioLineRx Patents, the Cypress Patents or the Joint Patents.
     1.92 Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include,” “includes” and “including” are not limiting and shall be deemed to be followed by “without limitation”; (b) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (c) references to an agreement, statute or instrument mean such agreement, statute or instrument as from time to time amended, modified or supplemented; (d) references to a Person are also to its permitted successors and assigns; (e) the plain meaning of the description for a defined term, and other headings to this Agreement are for convenience only, and shall have no force or effect in construing or interpreting any of the provisions of this Agreement or any other legal effect; (f) references to “Parties”, “Article”, “Section”, “Exhibit” or “Schedule” refer to the Parties to, an Article or Section of, or any Exhibit or Schedule to, this Agreement, unless otherwise indicated; (g) the word “will” shall be construed to have the same meaning and effect as the word “shall” and vice versa; (h) the word “or” has, except where otherwise indicated or where the context otherwise requires, the inclusive meaning represented by the phrase “and/or”; and (i) references to dollars are references to U.S. Dollars.
ARTICLE 2
LICENSES AND EXCLUSIVITY
     2.1 Effective Date. The Parties acknowledge that the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor of the State of Israel (the “OCS”) must consent to this Agreement before this Agreement is made effective. BioLineRx shall use its best efforts to obtain the written consent of the OCS to this Agreement in the form executed by the Parties as of the Execution Date (“Execution Date Agreement”) within [...***...] days after the Execution Date. If the OCS has not provided such consent during such [...***...] days, then BioLineRx shall have the right, and Cypress shall have the right to require BioLineRx, to continue to use best efforts to obtain such consent. In addition, (i) Cypress shall have the right to have a representative present at all meetings, conference calls and any other interactions between BioLineRx’s representatives and the OCS relating to such consent, and (ii) BioLineRx shall (A) provide Cypress with a reasonable opportunity to review and approve any communications related to the request for consent submitted to the OCS or prepared in anticipation of an in-person meeting, conference call or any other such interactions and (B) keep Cypress fully informed as to the progress of such request for consent and shall consult with Cypress in good faith with respect thereto. The Parties acknowledge that it may be necessary prior to the Effective Date to modify the Execution Date Agreement to comply with the specific, formal

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written requests of the OCS and the Parties shall consider any such proposed modifications in good faith; provided that (a) all financial obligations that may be imposed by the OCS as a pre-condition to obtaining OCS consent to this Agreement shall be the sole responsibility of BioLineRx; (b) the Parties will cooperate in good faith to minimize financial and non-financial obligations (which obligations must be commercially reasonable) that may be imposed by the OCS as a pre-condition to obtaining OCS consent to this Agreement; and (c) after the Parties have considered any such proposed modifications in good faith, Cypress shall not be required to agree to any modifications to the Execution Date Agreement that would have, or would be likely to have, a material adverse impact on Cypress’ rights or obligations as set forth in the Execution Date Agreement. Notwithstanding anything herein to the contrary, the provisions of this Execution Date Agreement other than this Section 2.1 and Sections 8.1 and 13.5 shall not be effective until the Effective Date. From and after the Effective Date, the entire Agreement shall be in full force and effect.
     2.2 Licenses to Cypress. Subject to the terms of this Agreement, BioLineRx hereby grants to Cypress:
          (a) an exclusive (even as to BioLineRx), royalty-bearing license, with the right to grant sublicenses (through multiple tiers) subject to Section 2.4 below, under the BioLineRx Technology, to Pre-Commercialize, use (solely for the purpose of carrying out its obligations and exercising its rights under this Agreement), sell, offer for sale, have sold, import and otherwise Commercialize the Products in the Field in the Cypress Territory, and subject to Section 7.1, to make and have made Products for Commercialization in the Cypress Territory (provided that Cypress shall not be deemed to have exceeded the scope of this right and license to the extent that Commercialization activities conducted by or on behalf of Cypress in compliance with applicable Law, internal policies and procedures and using Commercially Reasonable Efforts via the Internet or other global electronic means or methods targeted to persons within the Field in the Cypress Territory may reach persons outside of the Field or the Cypress Territory); and further provided that BioLineRx retains all rights to make and have made Products, and to license manufacture of Products, outside of the Cypress Territory;
          (b) a non-exclusive, fully-paid, royalty-free license, with the right to grant sublicenses (through multiple tiers) subject to Section 2.4 below, under Product Inventions, to use any Product Inventions for the pre-commercialization, manufacture and commercialization of products other than the Products in the Cypress Territory; and
          (c) subject to Section 4.7(c), an exclusive, fully-paid, royalty-free license, with the right to grant sublicenses (through multiple tiers) subject to Section 2.4 below, to use BioLineRx Regulatory Data to Pre-Commercialize, Commercialize or manufacture the Products in the Cypress Territory, including the right to use any and all such BioLineRx Regulatory Data in any Regulatory Filings.
     2.3 Licenses to BioLineRx. Subject to the terms of this Agreement, Cypress hereby grants to BioLineRx:

          (a) a non-exclusive, fully-paid, royalty-free license under the Cypress Technology to perform BioLineRx’s obligations under this Agreement (with the right to grant sublicenses to a mutually agreed-upon Third Party service provider or agent, in accordance with the then-effective Pre-Commercialization Plan; provided that the service provider to be used in the conduct of the [...***...]Study is hereby mutually agreed-upon); and
          (b) subject to Section 4.7(b), an exclusive, fully-paid, royalty-free license, with the right to grant sublicenses (through multiple tiers) subject to Section 2.4 below, to use Cypress Regulatory Data to research, develop, make, have made, use, sell, offer for sale and import Products in the Retained Territory, including the right to use any and all Cypress Regulatory Data in any regulatory filings in the Retained Territory.
     2.4 Sublicenses. Each Party shall have the right to grant sublicenses under the licenses in Section 2.2 or 2.3, as applicable, to its Affiliates or Third Parties, in the case of BioLineRx, without the prior written consent of Cypress, and in the case of Cypress, only with the prior written consent of BioLineRx (not to be unreasonably withheld, conditioned or delayed). The sublicensing Party shall remain primarily responsible for the performance of the obligations hereunder by each of its sublicensees. The sublicensing Party shall, within [...***...] days after granting any sublicense, notify the other Party of the grant of such sublicense and provide the other Party with a true and complete copy of such sublicensing agreement. Each sublicense agreement shall be consistent with the terms and conditions under this Agreement, and, to the extent applicable to the UA Patents or to the BioLineRx Know-How licensed under the Upstream Agreement and sublicensed to Cypress hereunder, each sublicense agreement entered into by Cypress shall be in compliance and not inconsistent with the terms and conditions of the Upstream Agreement (including the limitation on Cypress’ ability to sublicense as set forth in Section 5.2.2.3 of the Upstream Agreement and the requirement to obtain BioLineRx’s prior written consent as set forth in Section 5.2.2.5 of the Upstream Agreement). Each Party shall, in each agreement under which it grants a sublicense under the licenses set forth in Section 2.2 or 2.3, as applicable (each, a “Sublicense Agreement”), include the following terms and conditions: (i) the sublicensee is required to provide the following to the sublicensing Party if such Sublicense Agreement terminates: (A) the assignment and transfer of ownership and possession of all Regulatory Filings and Regulatory Approvals held or possessed by such sublicensee, and (B) the assignment of, or a freely sublicenseable exclusive license to, all intellectual property Controlled by such sublicensee with a Valid Claim covering the Pre-Commercialization, Commercialization or manufacture of the Products in the Field in the applicable Territory and was created by or on behalf of such sublicensee during the exercise of its rights or fulfillment of its obligations pursuant to such Sublicense Agreement; and (ii) upon the reasonable request of a Cypress sublicensee in good standing under its Cypress sublicense which wishes to retain its continuous rights granted to it by Cypress under such sublicense, BioLineRx and such sublicensee shall enter into a direct license agreement, the terms of which shall be substantially similar to the terms of this Agreement (adjusted to take into account any differences in territory or field in such sublicense).

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     2.5 Negative Covenants.
          (a) Cypress Negative Covenants. Cypress covenants that it will not, and it will not permit any of its Affiliates or sublicensees to, use or practice any BioLineRx Technology outside the scope of the license granted to it under Section 2.2 above.
          (b) BioLineRx Negative Covenants.
               (1) BioLineRx covenants that it will not, and it will not permit any of its Affiliates or sublicensees to, use or practice any Cypress Technology outside the scope of the license granted to it under Section 2.3.
               (2) BioLineRx covenants that, with respect to Cypress’ or its sublicensees’ under this Agreement acts of making, having made, using, selling, offering for sale or importing of or otherwise Commercializing Products in the Field in the Cypress Territory in accordance with this Agreement during the Term, BioLineRx will not bring suit against Cypress or such sublicensees to enforce Patents that BioLineRx owns or Controls as of the Effective Date or during the Term and that claims priority to a common priority document in the priority chain of any BioLineRx Patent set forth in Exhibit B. The covenant not to sue described in this Section 2.5(b)(2) shall bind any assignee, licensee or transferee of BioLineRx with respect to such Patents.
     2.6 BioLineRx Retained Rights; No Implied License.
          (a) Retained Rights. BioLineRx retains the right to practice and license the BioLineRx Technology outside the scope of the license granted to Cypress in Section 2.2(a) above.
          (b) No Implied License. Except as set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under any trademarks, patents or patent applications Controlled by the other Party. For clarity, (a) BioLineRx shall not have any license rights to Cypress Regulatory Data, Cypress Patents or Cypress Know-How in the Cypress Territory, and (b) Cypress shall not have any license rights to BioLineRx Regulatory Data, Product Inventions or BioLineRx Technology in the Retained Territory.
     2.7 Upstream Agreement. Subject to this Section 2.7, BioLineRx shall have sole responsibility for exercising its rights and discharging its obligations under the Upstream Agreement.
          (a) Copy. On or before the Execution Date, BioLineRx has delivered to Cypress a true and complete copy of the Upstream Agreement. Cypress acknowledges and agrees that the sublicense granted in Section 2.2(a) under the BioLineRx Technology which has been licensed to BioLineRx under the Upstream Agreement is subject to the terms and conditions of the Upstream Agreement.

          (b) Cypress Covenants. Cypress covenants not to take or fail to take any action that violates a material term of the Upstream Agreement applicable to Cypress as a sublicensee of BioLineRx under the Upstream Agreement, or that would cause BioLineRx to be in breach of any of the material terms of the Upstream Agreement. The Parties agree and acknowledge that BioLineRx shall remain responsible for payments due under the Upstream Agreement.
          (c) BioLineRx Covenants.
               (1) BioLineRx will not modify, amend or waive any provision of the Upstream Agreement in such a manner that could reasonably be expected to have an adverse impact on Pre-Commercialization, manufacture or Commercialization hereunder, without the prior written consent of Cypress, such consent not to be unreasonably withheld, conditioned or delayed.
               (2) BioLineRx will immediately (but in no event later than [...***...] business days) notify Cypress if BioLineRx fails to meet any of its obligations, including any payment obligations, under the Upstream Agreement or receives notice from the Upstream Licensors alleging any such failure.
          (d) Cypress Step-in Rights. If a failure described in Section 2.7(c)(2) above occurs, the Executives shall promptly meet and confer on how best to proceed to effect a cure of such failure. BioLineRx will keep Cypress timely informed of its efforts to cure or remedy such failure. Cypress will have the right to step-in and meet the failed obligations, including the right to make payment on behalf of BioLineRx, and BioLineRx will take all necessary steps such that the Upstream Licensors accepts performance by Cypress on behalf of BioLineRx for such obligations. Before Cypress exercises its right to step-in under this Section 2.7(d), Cypress shall deliver to BioLineRx written notice of its intent to exercise such “step-in” right, which exercise shall not occur sooner than [...***...] days after receipt by Cypress of written notice of any such failure. Any amounts owed by BioLineRx and paid by Cypress pursuant to the immediately preceding sentence will be credited towards any amount due to BioLineRx from Cypress under this Agreement.
     2.8 Further Cooperation by the Parties. The Parties shall cooperate in good faith to effectively and efficiently implement the objectives of this Agreement, which shall include cooperation to coordinate the implementation of the arrangements contemplated in this Article 2. Following the Effective Date, BioLineRx will reasonably make available to Cypress BioLineRx personnel with appropriate skill and experience, at BioLineRx’s expense, for this purpose. BioLineRx and Cypress will cooperate to minimize the expenses associated with such activities.
     2.9 Restrictive Covenants. As to such countries outside of their respective Territory, each Party (i) shall not, and will ensure that its sublicensees will not, engage in any advertising or promotional activities relating to the Product directed primarily to prospective purchasers of the Product located in the other Party’s Territory, and shall use Commercially Reasonable Efforts to ensure that Commercialization activities conducted by or on behalf of such Party via the Internet or other global electronic means or methods are only targeted to persons within the Field

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and in its Territory, and (ii) shall not, and will ensure that its sublicensees will not, take orders from any prospective purchaser of the Product located in countries in the other Party’s Territory. If a Party or its sublicensees receives any order from a prospective purchaser of Product located in a country in the other Party’s Territory, such Party or sublicensee shall immediately refer that order to the other Party and shall not accept any such order or deliver or tender (or cause to be delivered or tendered) any Product under such order. If either Party has a reasonable basis to conclude that its customer, sublicensee or distributor, or a customer, sublicensee or distributor of the other Party, is engaged in the sale or distribution of Products outside of the selling Party’s Territory, then the selling Party shall take all reasonable steps (including cessation of sales to such customer, sublicensee or distributor) necessary to limit such sale or distribution outside such Party’s Territory.
ARTICLE 3
OVERVIEW; MANAGEMENT
     3.1 Joint Steering Committee.
          (a) Formation. With thirty (30) days after the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) to oversee and coordinate the Parties’ activities under this Agreement with respect to Pre-Commercialization, Commercialization and manufacture activities with respect to the Products in the Field in the Cypress Territory.
          (b) Members. Each Party shall initially appoint three (3) representatives to the JSC, each of whom will have sufficient seniority and expertise within the applicable Party to make decisions arising with the scope of the JSC’s responsibilities. The JSC may change its size from time to time by mutual consent of the Parties, provided that the JSC shall at all times consist of an equal number of representatives of each of BioLineRx and Cypress. Each Party may replace its JSC representatives at any time upon written notice to the other Party. The JSC may invite non-members to participate in the discussions and meetings of the JSC, provided that such participants shall have no voting authority at the JSC. The JSC shall have a chairperson, who shall serve for a term of one year, and who shall be selected alternately, on an annual basis, by BioLineRx or Cypress. The initial chairperson shall be selected by Cypress. The role of the chairperson shall be to convene and preside at meetings of the JSC and to ensure the preparation of minutes, but the chairperson shall otherwise have no additional powers or rights beyond those held by the other JSC representatives.
          (c) Meetings. The JSC shall meet at least quarterly during the Term unless the Parties mutually agree in writing to a different frequency for such meetings. No later than [...***...] business days prior to any regularly scheduled meeting of the JSC, the chairperson of the JSC shall prepare and circulate an agenda for such meeting and, as soon as practicable, materials for the meeting; provided, however, that either Party may propose additional topics to be included on such agenda prior to such meeting. The JSC may meet in person, by videoconference or by teleconference. Each Party will bear the expense of its respective JSC members’ participation in JSC meetings. Meetings of the JSC shall be effective only if at least

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one (1) representative of each Party is present or participating in such meeting. The chairperson of the JSC will be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect, without limitation, material decisions made at such meetings. The JSC chairperson shall send draft meeting minutes to each member of the JSC for review within [...***...] business days after each JSC meeting. The members of the Committee shall have [...***...] to provide comments. The JSC chairperson shall incorporate timely received comments and distribute revised minutes to all members of the JSC for their final review and approval within the later of [...***...] days after the relevant meeting or the next regularly scheduled meeting of the JSC. For clarity, if the JSC is not able to approve any minutes, it shall thereafter be deemed to be a dispute and shall be subject to the dispute resolution set forth in Section 3.1(d).
          (d) JSC Actions. Unless otherwise set forth in this Agreement, the JSC will take action by unanimous consent, with each Party’s representatives’ having a single vote on the JSC, irrespective of the number of representatives actually in attendance at a meeting. In the event of a disagreement between the BioLineRx members and Cypress members of the JSC, either Party may refer the matter to one senior executive of each Party (i.e., the Chief Executive Officer of such Party or the chairman of the Board of Directors of such Party, the “Executives”) for resolution. If such Executives cannot resolve the matter within [...***...] business days, then such Executive of Cypress shall have the final decision making authority on such matter, provided that any final determination made by such Executive of Cypress shall be consistent with the terms of this Agreement; further provided that, within the first [...***...] months following the date on which the Pre-Commercialization Plan is incorporated by reference herein pursuant to Section 4.2, Cypress shall not make any decision with respect to the Pre-Commercialization Plan so as to materially delay the anticipated Pre-Commercialization schedule or commercial launch of the Products without the consent of BioLineRx.
     3.2 Costs of Governance. The Parties agree that the costs incurred by each Party in connection with its participation in the JSC shall be borne solely by such Party.
     3.3 Discontinuation of JSC. The JSC shall continue to exist throughout the Term unless (a) the Parties mutually agree to disband the JSC, or (b) a Party provides to the other Party written notice of its intention to disband and no longer participate in such JSC. Once a Party has provided written notice as referred to in subclause (b) above, the JSC will be disbanded and the JSC shall have no further authority under this Agreement. Thereafter, direct interaction of the Parties shall be substituted for the JSC’s roles, responsibilities and actions. For example, the Parties thereafter shall consult (as set forth in Section 4.1(b)) and keep each other informed (as set forth in Section 4.4(c)) on a regular basis on pre-commercialization activities conducted for their respective Territories, and the Parties shall consult and keep each other informed on commercialization activities conducted in their respective Territories (as set forth in Section 6.1(b)), with Cypress retaining sole responsibility for Pre-Commercialization and Commercialization.

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ARTICLE 4
PRE-COMMERCIALIZATION
     4.1 Overview of Pre-Commercialization.
          (a) Overview. The Parties desire and intend to collaborate with respect to the Pre-Commercialization in the Cypress Territory in the Field, under the oversight of the JSC (or if the JSC is disbanded, as set forth in Section 3.3), as and to the extent set forth in this Agreement. As described in more detail in this Article 4, Cypress shall be solely responsible for the conduct of Pre-Commercialization with the goal of obtaining Regulatory Approval, in accordance with the Pre-Commercialization Plan. In addition, BioLineRx shall be responsible for the BioLineRx Pre-Commercialization Activities.
          (b) Consultation. Each Party shall provide advice, suggestions and constructive feedback on the other Party’s pre-commercialization strategy, plans and activities in its respective Territory (especially in view of such Party’s rights outside the other Party’s Territory, and the Parties’ desire to achieve (to the extent appropriate) global harmonization of Product pre-commercialization activities worldwide), either through the JSC or directly if the JSC is disbanded. The other Party will reasonably and in good faith consider any advice, suggestions, constructive feedback, comments and recommendations that such Party may have with respect to the other Party’s pre-commercialization of the Product in its respective Territory.
     4.2 Pre-Commercialization Plan.
          (a) General. Within [...***...] days of the Execution Date, Cypress shall propose a draft plan for the initial Pre-Commercialization of the Products in the United States. Such draft plan shall thereafter be reviewed and mutually agreed by the Parties within [...***...] days of the Execution Date and upon such agreement shall be incorporated by reference herein (as the same may be further updated from time to time as set forth in Section 4.2(b), the “Pre-Commercialization Plan”). The Pre-Commercialization Plan shall describe (i) the proposed overall program of Pre-Commercialization in the Cypress Territory, including clinical trials and associated timelines; (ii) timelines for key Regulatory Authority meetings, filing of applications for Regulatory Approval, and receipt of Regulatory Approvals, (iii) the anticipated tasks and responsibilities of Cypress and BioLineRx under the Pre-Commercialization Plan, and (iv) an associated comprehensive budget for all Pre-Commercialization Costs. In the event of any inconsistency between the Pre-Commercialization Plan and this Agreement, the terms of this Agreement shall prevail.
          (b) Updates to Pre-Commercialization Plan. From time to time during the Term, and at least on a [...***...] basis, Cypress shall propose updates and amendments, as appropriate, to the then-current Pre-Commercialization Plan, subject to BioLineRx’s consent (if applicable) as set forth in Section 3.1(d). Each updated or amended Pre-Commercialization Plan shall become effective and supersede the previous Pre-Commercialization Plan.
          (c) Rationalization with Upstream Agreement. BioLineRx shall promptly update or amend the Development Plan (as defined in the Upstream Agreement) to ensure that such Development Plan is consistent with the Pre-Commercialization Plan. In addition, Cypress hereby agrees that BioLineRx may provide a copy of the Pre-Commercialization Plan (as it may be updated from time to time) to the Upstream Licensors, which shall constitute the

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Development Plan related to the Products for the Cypress Territory.
     4.3 BioLineRx Pre-Commercialization Activities
          (a) BioLineRx shall use Commercially Reasonable Efforts to diligently continue and complete the [...***...] Study (the “BioLineRx Pre-Commercialization Activities”). Upon the reasonable request of Cypress that BioLineRx conduct additional Pre-Commercialization activities in the Cypress Territory, and with the written agreement of BioLineRx to undertake such additional Pre-Commercialization activities, such additional Pre-Commercialization activities performed by BioLineRx shall be added to the BioLineRx Pre-Commercialization Activities. BioLineRx shall conduct all BioLineRx Pre-Commercialization Activities in accordance with the Pre-Commercialization Plan and standard scientific principles and under the oversight of the JSC (or if the JSC is disbanded as set forth in Section 3.3).
          (b) For as long as BioLineRx is conducting BioLineRx Pre-Commercialization Activities, the status, progress and results of BioLineRx Pre-Commercialization Activities shall be discussed in detail at meetings of the JSC, and BioLineRx shall provide the JSC with a written summary report on the status and progress of such BioLineRx Pre-Commercialization Activities at least [...***...] business days prior to each scheduled JSC meeting, or, if the JSC meeting occurs less frequently than once per calendar quarter, on a quarterly basis. If the JSC has been disbanded, such BioLineRx Pre-Commercialization Activities shall be discussed directly with Cypress, and such written summary reports and requested information shall be provided directly to Cypress (with the costs associated with such activities being borne by the Party incurring them). In addition, BioLineRx shall make available to Cypress such information about BioLineRx Pre-Commercialization Activities as may be requested by Cypress from time to time.
          (c) Beginning on the Effective Date and continuing through receipt of first Regulatory Approval, BioLineRx shall have the right to have one representative of BioLineRx at the Cypress facility located in San Diego, California, for the purpose of visiting such facility, meeting with Cypress personnel involved in Pre-Commercialization, or accessing Product-related information available at this facility. In the event that BioLineRx places such representative at the Cypress facility, such BioLineRx representative may be made available to reasonably assist Cypress as a participant in the Pre-Commercialization in the Field in the Cypress Territory; provided that BioLineRx has no obligation to provide such representative/participant. The costs and expenses associated with such representative, including relocation, housing, per diem and other expenses, shall be borne solely by BioLineRx. In addition, such representative shall comply with Cypress’ standard policies applicable to consultants, including undertaking his or her participant activities at the Cypress facility under Cypress’ direction.
     4.4 Cypress Pre-Commercialization Activities
          (a) Cypress shall use Commercially Reasonable Efforts to conduct Pre-Commercialization activities necessary to seek and obtain Regulatory Approval for the Products in the Field throughout the Territory.

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          (b) Without limiting the generality of Section 4.4(a), Cypress shall diligently conduct all Pre-Commercialization activities, including seeking Regulatory Approval in the Field, other than the BioLineRx Pre-Commercialization Activities (the “Cypress Pre-Commercialization Activities”). Cypress shall conduct all Cypress Pre-Commercialization Activities in accordance with the Pre-Commercialization Plan and standard scientific principles. Without limiting the foregoing, Cypress shall first seek Regulatory Approval for the Product in the Initial Indication.
          (c) The status, progress and results of Cypress’s Pre-Commercialization Activities shall be discussed in detail at meetings of the JSC, and Cypress shall provide the JSC with a written summary report on the status and progress of such Cypress Pre-Commercialization Activities at least [...***...] business days prior to each scheduled JSC meeting, or, if the JSC meeting occurs less frequently that once per calendar quarter, on a quarterly basis. If the JSC has been disbanded, such status, progress and results shall be reviewed directly between the Parties on at least a quarterly basis (with the costs associated with any such review being borne by the Party incurring them). In addition, Cypress shall make available to BioLineRx such information about Cypress Pre-Commercialization Activities as may be reasonably requested by BioLineRx from time to time.
     4.5 Compliance.
          (a) Each Party agrees that in performing its obligations under this Agreement: (i) it shall comply in all material respects with all applicable Laws; and (ii) it will not employ or engage any Person who has been debarred by any regulatory authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a regulatory authority. Cypress shall have the right to engage subcontractors for the performance of its obligations under the Pre-Commercialization Plan, and shall cause the subcontractor(s) engaged by it to be bound by written obligations of confidentiality and invention assignment consistent with those contained herein. Cypress remains primarily responsible for the performance of such subcontractor(s). For clarity, BioLineRx shall not have the right to engage subcontractors for the performance of the BioLineRx Pre-Commercialization Activities without the prior written consent of Cypress, not to be unreasonably withheld, conditioned or delayed; provided that, as of the Execution Date, Cypress has consented to the engagement of [...***...] for the [...***...] Study.
          (b) Each Party shall maintain complete, current and accurate records of all work conducted by it under the Pre-Commercialization Plan (including activities relating to chemistry, manufacture and control), and all data and other Information resulting from such work. Such records shall fully and properly reflect all work done and results achieved in the performance of the Pre-Commercialization activities in good scientific manner appropriate for regulatory and patent purposes. Each Party shall have the right to review all records maintained by the other Party at reasonable times, upon a reasonable written request.
     4.6 Pre-Commercialization Costs. Cypress shall bear all costs incurred in carrying out Pre-Commercialization activities (including BioLineRx Pre-Commercialization Activities) in accordance with the approved Pre-Commercialization Plan (“Pre-Commercialization Costs”).

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     4.7 Access to Data.
          (a) The Parties acknowledge each other’s interests in global harmonization of Product pre-commercialization activities worldwide, including in connection with generating Regulatory Data. Notwithstanding Section 2.9, each Party has the right to conduct clinical trials and other studies in the other Party’s portion of the Territory for the purpose of generating Regulatory Data in support of regulatory submissions to the regulatory authorities in its own portion of the Territory as follows: (i) Cypress may perform Product clinical trials outside of the Cypress Territory in accordance with the Pre-Commercialization Plan, but such clinical trials may only be used in connection with obtaining Regulatory Approval and Commercialization in the Field in the Cypress Territory; and (ii) BioLineRx may perform Product clinical trials inside the Cypress Territory, but such clinical trials may only be used in connection with obtaining regulatory approval and commercialization of Products outside of the Cypress Territory. In the event that either Party performs clinical trials in the other Party’s Territory and such clinical trials require the submission of regulatory filings with a regulatory authority in the other Party’s Territory, then the Parties shall coordinate and determine which Party shall file such regulatory filing in the applicable Territory.
          (b) Subject to the reimbursement of Cypress Pre-Commercialization Expenses as set forth in this Section 4.7(b), Cypress shall, in a timely manner and compliant with all applicable Laws provide BioLineRx with the right to use any and all Cypress Regulatory Data in accordance with Section 2.3(b). BioLineRx shall reimburse Cypress for [...***...] of the Regulatory Data Costs incurred or paid by Cypress (or its Affiliates, licensees or sublicensees) plus interest accrued at Prime from the date any such Regulatory Data Costs are incurred (such [...***...] share of Regulatory Data Costs plus interest, the “Cypress Pre-Commercialization Expenses”) as follows: (A) in the event BioLineRx or its Affiliates enter into a definitive agreement with a Third-Party granting any rights in the Cypress Regulatory Data for use in either the European Union or the Retained Territory as a whole, BioLineRx shall pay to Cypress a lump sum amount equal to [...***...] of the Cypress Pre-Commercialization Expenses; provided, however, that in no event shall such amount exceed [...***...] of any upfront payment received by BioLineRx or its Affiliates upon the execution of such definitive agreement; provided, further, that BioLineRx shall carry forward any unpaid amounts due under this subsection (A) to the payment described in subsection (B); (B) in the event such Third-Party includes any Cypress Regulatory Data in a regulatory filing for regulatory approval of a Product in the Retained Territory, BioLineRx shall pay to Cypress a lump sum amount equal to [...***...] of the Cypress Pre-Commercialization Expenses plus any amounts carried forward from the payment described in subsection (A) above, provided, however, that in no event shall such amount exceed [...***...] of any milestone payment received by BioLineRx in connection with such regulatory filing under such Third Party agreement; and (C) BioLineRx shall pay to Cypress any remaining unpaid Cypress Pre-Commercialization Expenses upon receipt of regulatory approval in a jurisdiction in the Retained Territory. Notwithstanding the foregoing, in the event that BioLineRx solely by itself (or with its Affiliates) develops, manufactures or sells the Products in the Retained Territory, in any Major Country or in [...***...], BioLineRx shall reimburse Cypress for the Cypress Pre-Commercialization Expenses in accordance with subsection (C) above (but in such event shall owe no payments under subsections (A) and (B) above).

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          (c) Subject to the reimbursement of BioLineRx Pre-Commercialization Expenses set forth in this Section 4.7(c), BioLineRx shall, in a timely manner and compliant with all applicable Laws provide Cypress with the right to use any and all BioLineRx Regulatory Data in accordance with Section 2.2(c). Cypress shall reimburse BioLineRx for [...***...] of the Regulatory Data Costs incurred or paid by BioLineRx (or its Affiliates, licensees or sublicensees) plus interest accrued at Prime from the date any such Regulatory Data Costs are incurred ([...***...]) share of Regulatory Data Costs plus interest, the “BioLineRx Pre-Commercialization Expenses”) as follows: (A) Cypress shall pay to BioLineRx a lump sum amount equal to [...***...] of the BioLineRx Pre-Commercialization Expenses upon submission of an NDA in the United States by Cypress or its sublicensees which NDA includes any BioLineRx Regulatory Data; and (B) Cypress shall pay to BioLineRx any remaining unpaid BioLineRx Pre-Commercialization Expenses upon receipt of Regulatory Approval of such NDA in the United States.
          (d) Each Party shall provide to the other Party summary reports generated in the conduct of pre-commercialization activities in such Party’s Territory, as well as written summaries of the regulatory filings regarding the Products in such Party’s Territory, upon completion of each phase of clinical trials or completion of tests within pre-clinical and non-clinical studies (such summary reports shall not be deemed Regulatory Data). All such Information exchanged hereunder (including such summary reports and written summaries) shall include sufficient information to enable the recipient Party to understand each study and its results. In addition, upon reasonable request by a Party in writing in advance, the other Party shall provide access at its facility(ies) to the extent necessary to enable the requesting Party to review on-site the study-specific portions of detailed Product-related analyses, raw data generated by a Party related to Products, Information, written Product-related reports, and regulatory filings that are made a part of, are related to, or are quoted in such summary reports or such written summaries. Except as provided in this Section 4.7(d), the requesting Party shall not make or remove any copies of any Regulatory Data or other documentation to which the requesting Party was given access. Any out-of-pocket costs that are incurred by the Party granting such access to the requesting Party shall be fully reimbursed by the requesting Party promptly after receipt of invoice(s) for such out-of-pocket costs. If the requesting Party decides that it wishes to obtain a copy of the full report regarding such Regulatory Data, the requesting Party shall provide written notice of such decision to the other Party. The Parties will discuss the manner in which such full report copy (which shall constitute Regulatory Data) will be produced and provided to the requesting Party, with the expenses of copying such full report to be paid by the requesting Party.
          (e) Each Party acknowledges and understands that the other Party may license or sublicense (as the case may be) rights to the Products in the Field in their respective Territory to one or more Third Party licensees or sublicensees (as applicable), for Pre-Commercialization and Commercialization (each a “Third Party Partner”), and pursuant to such arrangements, such Party or such Third Party Partner will generate additional Regulatory Data for use in seeking regulatory approval in such Party’s Territory (the “Third Party Data”). Each Party must include in its contractual agreement(s) with such Third Party Partners the right to transfer to the other Party for its use in its respective Territory any Third Party Data, subject to the requesting Party reimbursing the other Party as set forth in this Section 4.7, as applicable.

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          (f) Confidentiality. All pre-clinical, analytical, non-clinical, and clinical data and associated reports disclosed by one Party to the other under this Agreement shall be deemed Confidential Information of the disclosing Party, subject to the permitted uses and disclosures described in this Section 4.7 (including pursuant to the licenses granted under Section 2.2).
ARTICLE 5
REGULATORY MATTERS
     5.1 Initial Transfer. Within [...***...] days after the Effective Date, BioLineRx shall transfer to Cypress ownership of IND No. [...***...]. BioLineRx will provide Cypress with an electronic copy of such IND and copies of all material Regulatory Filings submitted to Regulatory Authorities. BioLineRx and Cypress shall execute such documents and take such actions as are reasonably necessary to effectuate the foregoing transfers.
     5.2 Cypress Regulatory Responsibilities.
          (a) Cypress shall own all Regulatory Filings and Regulatory Approvals, and shall be solely responsible for preparing any and all Regulatory Filings at its sole expense in accordance with the Pre-Commercialization Plan, subject to the terms of this Article 5. BioLineRx shall consult with Cypress as Cypress may reasonably request in connection with the preparation and filing of such Regulatory Filings.
          (b) Cypress shall keep BioLineRx informed of material regulatory developments specific to Products throughout the Cypress Territory, and BioLineRx may contribute to the regulatory plans and strategies for the Products in the Cypress Territory, in each case through the JSC or directly if the JSC has been disbanded.
          (c) Cypress shall be solely responsible for any discussions with any Regulatory Authority related to any Pre-Commercialization in the Field, provided that Cypress will inform BioLineRx of any material discussions in advance to the extent practicable, and will reasonably consider any input from BioLineRx in preparation for such discussions.
          (d) To the extent permitted by the applicable Regulatory Authority and as requested by BioLineRx, Cypress shall allow representatives of BioLineRx to participate in any material scheduled conference calls and meetings between Cypress and the Regulatory Authority. If BioLineRx elects not to participate in such calls or meetings, Cypress shall keep BioLineRx reasonably apprised of the discussions between Cypress and the Regulatory Authority that take place during such calls or meetings.
          (e) Cypress shall be responsible to ensure, at its sole expense, that the Pre-Commercialization, manufacture and Commercialization of the Products in the Cypress Territory are in compliance with applicable Laws in all material respects, including all rules and regulations promulgated by applicable Regulatory Authorities. Specifically and without limiting the foregoing, Cypress shall file all compliance filings, certificates and safety reporting (subject to Section 5.2(a)) in the Cypress Territory at its sole expense.

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          (f) With respect to all Regulatory Filings, Cypress shall, and shall ensure that its sublicensees will: (i) submit only data and information that are free from fraud or material falsity; (ii) not use bribery or the payment of illegal gratuities in connection with its Regulatory Filings for the Products; and (iii) submit only data and information that are accurate in all material respects for purposes of supporting Regulatory Approval.
     5.3 Adverse Events. Within [...***...] of the Execution Date, the Parties shall discuss in good faith and enter into a pharmacovigilance and adverse event reporting agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to such Product, such as safety data sharing, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”).
     5.4 Additional Regulatory Negative Covenants. If either Party believes that the other Party, as the case may be, is taking or intends to take any action with respect to the Products that would reasonably be expected to have a material adverse impact upon the regulatory status of the Products in the Retained Territory or the Cypress Territory, as applicable, such Party shall have the right to bring the matter to the attention of the JSC (or directly to the other Party if the JSC is disbanded). Without limiting the foregoing, with respect to the Products, unless the Parties otherwise agree: (a) Cypress shall not communicate with any regulatory authority having jurisdiction in the Retained Territory, unless so ordered by such regulatory authority, in which case Cypress shall provide immediately to BioLineRx written notice of such order; (b) Cypress shall not submit any regulatory filings or seek regulatory approvals for the Products in the Retained Territory (other than in connection with clinical trials as permitted pursuant to Section 4.1); (c) BioLineRx shall not communicate with any Regulatory Authority, unless so ordered by such Regulatory Authority, in which case BioLineRx shall provide immediately to Cypress written notice of such order; and (d) BioLineRx shall not submit any Regulatory Filings or seek Regulatory Approvals (other than in connection with clinical trials as permitted pursuant to Section 4.1).
     5.5 Recalls. If any regulatory authority issues or requests a recall or takes a similar action in connection with the Product in a Party’s Territory, or if a Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal of Product in such Party’s Territory, such Party will notify the other Party thereof by telephone or facsimile and use Commercially Reasonable Efforts to discuss such event, incident or circumstance with the other Party in order to jointly determine the appropriate course of action (except in the case of a recall mandated by a regulatory authority in the applicable Territory, in which case a Party may act without such advance notice but will notify the other Party as soon as possible), and shall provide to the other Party copies of all relevant correspondence, notices and the like. Subject to the foregoing sentence, Cypress will retain ultimate responsibility for deciding whether to conduct a recall of Product in the Field in the Cypress Territory and the manner in which any such recall will be conducted.

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ARTICLE 6
COMMERCIALIZATION
     6.1 Overview of Commercialization in the Cypress Territory.
          (a) Overview. Cypress will be solely responsible for all aspects of the Commercialization in the Field, which shall be conducted in material compliance with all applicable Laws and in accordance with a Commercialization plan for the United States to be prepared by Cypress and provided to BioLineRx reasonably in advance of the First Commercial Sale (the “Commercialization Plan”). Such Commercialization Plan shall include the activities and timelines in preparation for the launch of each such Product and after such Product launch, and shall be updated on at least [...***...] basis by Cypress. As between the Parties, Cypress shall book sales for the Products in the Cypress Territory.
          (b) Consultation. Each Party may provide advice, suggestions and constructive feedback on the other Party’s commercialization strategy, plans and activities (especially in view of such Party’s rights outside the other Party’s Territory, and the Parties’ desire to achieve (to the extent appropriate) global harmonization of Product commercialization activities worldwide), either through the JSC or directly once the JSC is disbanded. The other Party will reasonably and in good faith consider any advice, suggestions, constructive feedback, comments and recommendations that such Party may have with respect to the other Party’s commercialization of the Product. For clarity, as between the Parties, each Party shall be solely responsible for commercialization of the Product in its respective Territory.
     6.2 Cypress Performance.
          (a) Commercial Diligence. Cypress shall use Commercially Reasonable Efforts to Commercialize in the Field throughout the Cypress Territory. Without limiting the generality of the foregoing, Cypress shall conduct all Commercialization activities in accordance with the Commercialization Plan, with a level of effort that is consistent with industry standards and is designed to maximize the overall commercial opportunity for the Product, and shall use Commercially Reasonable Efforts to launch the first Product in the Cypress Territory within [...***...] after obtaining Regulatory Approval and to market Products following such launch.
          (b) Reports. From and after the date that is [...***...] months before the anticipated date of First Commercial Sale, Cypress shall update BioLineRx at least [...***...] in each calendar quarter regarding Cypress’s Commercialization activities, including at BioLineRx’s reasonable request providing annual sales guidance forecasts. In addition, from and after the date that is [...***...] months before the anticipated date of First Commercial Sale, Cypress shall present a written quarterly report to BioLineRx summarizing Cypress’s Commercialization activities pursuant to this Agreement, at a level of detail reasonably requested by BioLineRx and sufficient to enable BioLineRx to determine Cypress’s compliance with its diligence obligations pursuant to this Section 6.2. In addition to such quarterly updates and written reports, upon the reasonable request of BioLineRx, Cypress shall provide to BioLineRx on an interim basis then-current Commercialization figures and data of Cypress and its sublicensees that are reportable to

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BioLineRx under this Agreement. For clarity, all reports and information shared with BioLineRx pursuant to this Section 6.2(b) shall be deemed Cypress Confidential Information.
     6.3 Trademark. As soon as a Party determines the trademarks to be used in commercializing the Products in its respective Territory, such Party shall promptly notify the other Party and thereafter, as between the Parties, shall have the sole right to use such trademark(s) throughout the Territory. Cypress shall have the right to brand the Products using Cypress related trademarks and any other trademarks and trade names it determines appropriate for the Products after good-faith consideration of any comments from BioLineRx related thereto (“Product Marks”). Cypress shall own all rights in the Product Marks and will be responsible for filing, prosecution, maintenance and defense of all registrations of the Product Marks, and will be responsible for the payment of any costs relating to filing, prosecution, maintenance and defense of all Product Marks in the Territory. BioLineRx shall not, and shall ensure that its Affiliates and sublicensees will not make any use of any trademark similar to any of the Product Marks. Cypress shall not, and shall ensure that its Affiliates and sublicensees will not, make any use of any trademark similar to the trademark used by BioLineRx in commercializing the Products in the Retained Territory. Notwithstanding the foregoing, Cypress may use, as required by applicable Law, the corporate trademark or logo of BioLineRx in connection with Commercialization; provided that each such usage shall be in compliance with BioLineRx’s then-current guidelines for such trademark or logo usage (which shall be provided to Cypress upon its request and thereafter upon each update or amendment).
ARTICLE 7
MANUFACTURING
     7.1 Manufacture by or on Behalf of Cypress. Cypress shall be solely responsible for manufacture and supply of Product for use in the Pre-Commercialization and Commercialization after the Effective Date of the Agreement, for pre-clinical, clinical and commercial purposes. Manufacture of Products for use in the Pre-Commercialization and Commercialization will be performed in the Cypress Territory, and may be performed by Cypress itself or on behalf of Cypress by a Third Party. Notwithstanding the foregoing, if Cypress wishes to engage a Third Party to manufacture Product outside the Cypress Territory, BioLineRx must consent to Cypress’ engagement of Cypress’ intended Third-Party manufacturer, which consent shall not be unreasonably withheld or delayed. If BioLineRx consents to Cypress’ use of a Third-Party manufacturer outside the Cypress Territory, all Product manufactured outside of the Cypress Territory shall be solely for use in Pre-Commercialization and Commercialization. Cypress shall bear all costs and expenses incurred by the Parties in connection with the manufacturing and supply of the Products for the Cypress Territory after the Effective Date, including all clinical manufacturing costs, the cost of qualifying its facilities, and the cost of qualifying a Third Party supplier for manufacture of the Products.
     7.2 Coordination of Manufacturing. As appropriate, the Parties will discuss the most efficient structure for the manufacture and supply of Product for the Parties’ Pre-Commercialization and Commercialization. If the Parties determine that coordination in Product manufacturing is appropriate, the Parties will establish a joint manufacturing committee to coordinate such manufacturing efforts. Each Party shall designate as its committee representatives individuals who have the requisite experience and knowledge to discuss the manufacture of Products. Such coordinated manufacturing efforts may include, for example, an agreement among the Parties and a Third-Party contract manufacturer in Israel, or an agreement between Cypress and a Third-Party contract manufacturer that grants to BioLineRx a right to obtain a supply of Product from such Third-Party contract manufacturer.
     7.3 Manufacturing Technology Transfer. In accordance with Section 7.2, the Parties shall cooperate to expedite transfer of Product manufacturing Know-How Controlled by BioLineRx to a facility designated by Cypress, where manufacturing will be conducted by or on behalf of Cypress. BioLineRx will make available to Cypress to facilitate such transfer up to [...***...] FTE with appropriate skill and experience during a consecutive [...***...] month period at an appropriate time, at BioLineRx’s expense. BioLineRx and Cypress will cooperate to minimize the expenses associated with such transfer and to ensure that the transfer of such Product manufacturing is effectively coordinated.
ARTICLE 8
FINANCIAL PROVISIONS
     8.1 Upfront Fee. Within one business day after the Execution Date, Cypress shall deposit with a mutually agreed-upon escrow agent Thirty Million dollars ($30,000,000) (the “Upfront Fee"), pursuant to the terms and conditions set forth in an Escrow Agreement (in a form reasonably acceptable to both Parties; provided that, in the event of a conflict between the Escrow Agreement and this Agreement, this Agreement shall govern) providing for the release to BioLineRx from the escrow established under the Escrow Agreement of the Upfront Fee on the Effective Date and also providing that in the event of termination of this Agreement pursuant to Section 13.5, the Upfront Fee shall be released to Cypress from the escrow established under the Escrow Agreement on the effective date of termination. Upon release to BioLineRx, the Upfront Fee shall be non-refundable and non-creditable.
     8.2 Milestone Payments. Cypress shall make the following non-refundable and non-creditable milestone payments to BioLineRx within [...***...] days after the first achievement of each milestone event for a Product in the Field in the Cypress Territory as set forth in this Section 8.2 by Cypress or its Affiliates or sublicensees. Each milestone payment by Cypress to BioLineRx hereunder shall be payable only once, regardless of the number of times achieved by the Products, provided that, if more than one sales milestones that are triggered by annual aggregate Net Sales that have not been previously paid are triggered at the end of any particular calendar year, then each and every of such sales milestones shall be deemed to have been achieved upon the end of such calendar year and the corresponding milestone payments triggered by each and every of such sales milestones shall become due at the end of such calendar year; provided, however, that if such cumulative milestone payments imposes a financial burden upon Cypress, the timing of such payments may be reasonably adjusted by up to [...***...].

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Milestone Event	Milestone Payment
Regulatory Milestones
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
Sales Milestones
[...***...]	[...***...]

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Milestone Event	Milestone Payment
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
          (a) The [...***...] regulatory milestone #1 may be paid as follows, in Cypress’ sole discretion: (i) [...***...] in cash; or (ii) subject to the approval of the Tel Aviv Stock Exchange (“TASE’s Approval”), [...***...] in cash and [...***...] in consideration of the purchase of that number of ordinary shares of BioLineRx (the “Ordinary Shares") equal to the lower of (A) [...***...] divided by the average of the closing price of the Ordinary Shares on the [...***...] days preceding the date on which regulatory milestone #1 (Initiation of the first Phase 3 Clinical Trial for a Product) occurs, and (B) [...***...] of BioLineRx’s issued share capital (where such number of Ordinary Shares (as set forth in (A) or (B), as applicable) is referred to as the “Share Amount”). If the value represented by the Share Amount is less than [...***...], then the cash consideration will be adjusted so that the total consideration in respect of regulatory milestone #1 will equal [...***...]. Upon the reasonable request of Cypress following the occurrence of regulatory milestone #1, BioLineRx will provide to Cypress all documentation and information related to the Ordinary Shares, including any restrictions or limitations on such Ordinary Shares. Cypress shall make its election under this Section 8.2(a) within [...***...] days following the achievement of regulatory milestone #1. If Cypress elects to receive Ordinary Shares, BioLineRx shall issue Cypress the Share Amount following the receipt of the consideration in respect of the Share Amount. In addition, to the extent necessary to permit Cypress to re-sell the Share Amount without restriction, BioLineRx shall, promptly following the issuance of the Share Amount, use its best efforts to complete the registration for re-sale of the Share Amount issued hereunder within [...***...] days of the issuance of the Share Amount to Cypress. BioLineRx shall use its best efforts to receive TASE’s Approval promptly following the Execution Date.
          (b) For purposes of this Section 8.2, the following definitions shall apply: (i) [...***...]; (ii) [...***...]; and (iii) [...***...].
          (c) For clarity, if an [...***...] (as

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described in regulatory milestone #3) is not required for [...***...] (regulatory milestone #4) [...***...], then upon such [...***...], Cypress shall be deemed to have achieved both regulatory milestones #3 and #4, and Cypress shall pay BioLineRx [...***...] ([...***...] for achievement of regulatory milestone #3 and [...***...] for achievement of regulatory milestone #4).
     8.3 Royalties.
          (a) Royalty Rates. Cypress shall pay to BioLineRx a running royalty at the following royalty rates, on Net Sales in the Cypress Territory during the Royalty Term.

Aggregate Annual Net Sales of the	Royalty Rate Applicable to Such Net
Products in the Cypress Territory	Sales
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
For example, if the aggregate annual Net Sales to which the royalty obligations in this Section 8.3(a) apply were [...***...], the [...***...] royalty rate would apply to the first [...***...] of such Net Sales, the [...***...] royalty rate would apply to the next [...***...] of such Net Sales, and the [...***...] royalty rate would apply to the final [...***...] of such Net Sales.
          (b) Royalty Term. The royalty payment obligation under Section 8.3 shall apply, on a country-by-country and Product-by-Product basis in the Cypress Territory, during the period of time beginning upon the First Commercial Sale of such Product in such country, and ending upon the later of: (i) the expiration of the last-to-expire Valid Claim of a BioLineRx Patent covering the use, import, manufacture or Commercialization of such Product in such country; provided that, for purposes of this Section 8.3(b)(i) only, such “last-to-expire Valid Claim” shall not be a claim of a pending patent application within the BioLineRx Patents if such claim has been on file with the applicable patent office in such country for more than [...***...] years from the earlier of its date of filing or earliest claim of priority under 35 U.S.C. §119 or §120 (and its successors in the United States) or its equivalent in the applicable country in the Cypress Territory; (ii) the expiration of Regulatory Exclusivity covering such Product in such country; and (iii) the date on which sales of Generic Products in such country are (on a unit basis) at least [...***...] of the total units sold of both Products and such Generic Products in such country; provided that, in the event that a pending (but not an issued) Valid Claim of a BioLineRx Patent exists in such country on the date described in this clause (iii), only

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the later of clauses (ii) and (iii) will be used to determine the end of Cypress’ royalty payment obligation (such period, the “Royalty Term”).
          (c) Royalty and Milestone Adjustments for Third Party Intellectual Property. BioLineRx shall be responsible for any and all royalties and other payments made prior to the Effective Date or that become due after the Effective Date under any Third Party agreements in effect as of the Effective Date with respect to the Products in the Cypress Territory. Following the Effective Date, if it is necessary for Cypress to obtain a license to Know-How or Patents from any Third Party that claim or cover the composition of matter, manufacture, use, handling, storage, sale or other disposition of Products in the Cypress Territory in order for Cypress or its sublicensees to Pre-Commercialize or Commercialize (in the reasonable opinion of an independent patent attorney) and Cypress pays such Third Party any up-front fee, milestone, royalty, or other payment in consideration of obtaining such license (each, a “Third Party Payment”), then Cypress shall have the right to deduct from royalty payments due BioLineRx under Section 8.3(a), [...***...] of any such Third Party Payments made by Cypress; provided, however, that in no event shall such credit cause any royalty amounts payable to BioLineRx for any particular calendar quarter, to be reduced by more than [...***...] of the royalty amounts that would otherwise be payable for such period; provided, further, that Cypress may deduct from royalty payments in future calendar quarters any amounts that it did not deduct due to the foregoing limitations.
          (d) Royalty Reduction. For a particular Product and in a particular country in the Cypress Territory, if a Generic Product is launched and sales of such Generic Product are: (i) at least [...***...] but less than [...***...] of the total units sold of both Products and such Generic Products in such country during a calendar quarter, thereafter the royalties due to BioLineRx shall be reduced by [...***...] from what would otherwise have been due under Section 8.3(a); and (ii) at least [...***...] but less than [...***...] of the total units sold of both Products and such Generic Products in such country during a calendar quarter, thereafter the royalties due to BioLineRx shall be reduced by [...***...] from what would otherwise have been due under Section 8.3(a).
          (e) Royalty Payments and Reports. Subject to 8.3(b) above, within [...***...] days after the end of each calendar quarter, Cypress shall deliver to BioLineRx a report containing the following information for the prior calendar quarter: (i) the gross sales associated with each Product sold by Cypress and its sublicensees; (ii) a calculation of Net Sales of each Products that are sold by Cypress and (if applicable) sublicensees; and (iii) a calculation of payments due to BioLineRx with respect to the foregoing. Concurrent with these reports, Cypress shall remit to BioLineRx any royalty payment due for the applicable calendar quarter. If no royalties are due to BioLineRx for such reporting period, the report shall so state. Any extension of time in which BioLineRx is required to report/pay under the Upstream Agreement shall similarly extend the time for delivery of reports and payments under this Section 8.3(e).
     8.4 Foreign Exchange. Net Sales made in currencies other than dollars will be converted into dollars using the closing exchange rates reported in The Wall Street Journal (U.S., Western Edition) on the last business day of the applicable calendar quarter.

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     8.5 Payment Method; Late Payments. All payments due hereunder shall be made by wire transfer of immediately available funds into an account designated by a Party. If a Party does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to such Party until the date of payment at the per annum rate of [...***...] over Prime or the maximum rate allowable by applicable Law, whichever is lower.
     8.6 Records; Audits. Each Party will maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the calculation of payments under this Agreement, as well as to confirm Pre-Commercialization Costs and Regulatory Data Costs. Upon reasonable prior notice, such records shall be available during regular business hours for a period of [...***...] years from the end of the calendar year to which they pertain for examination at the expense of the applicable Party, and not more often than [...***...] each calendar year, by an independent certified public accountant selected by such Party and reasonably acceptable to the other Party, for the sole purpose of verifying the accuracy of the financial reports or payments furnished by the other Party pursuant to this Agreement. Any such auditor shall not disclose to the other Party a Party’s Confidential Information. Any amounts shown to be owed but unpaid shall be paid within [...***...] days from the accountant’s report, plus interest (as set forth in Section 8.5) from the original due date. The auditing Party shall bear the full cost of such audit unless such audit discloses an underpayment by the audited Party of more than [...***...] of the amount due, in which case the audited Party shall bear the full cost of such audit.
     8.7 Taxes.
          (a) Payments to BioLineRx. Cypress acknowledges that under current US law, regulatory interpretations, and treaties it will not be required to deduct and withhold, nor will it deduct and withhold, any United States Tax from any payments made to BioLineRx pursuant to Sections 8.1 or 8.2 (solely with respect to regulatory milestone payments). If any of the payments required to be made by Cypress to BioLineRx under Section 8.2 (other than with respect to Regulatory Milestones) or Section 8.3 is subject to a deduction of Tax or withholding Tax, then, subject to Section 8.7(b) below, the sum payable by Cypress (in respect of which such deduction or withholding is required to be made) shall be made to BioLineRx after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with applicable Laws. In all events, it is acknowledged that Cypress may deduct and withhold the required Taxes from payments due to BioLineRx in the event of any

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changes in Tax law, administrative interpretations or treaties that may change current rules as applicable to such payments, subject to providing BioLineRx with at least sixty (60) days’ advance notification of the intention to withhold such Taxes and giving BioLineRx an opportunity to provide a written Tax opinion or other form of evidence that such Taxes should not be withheld, which will be given reasonable consideration by Cypress.
          (b) Tax Cooperation. The Parties shall use all reasonable and legal efforts to reduce or eliminate Tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Cypress to BioLineRx under this Agreement. To the extent Cypress is required to deduct and withhold taxes on any payment to BioLineRx, Cypress shall pay the amounts of such Taxes to the proper Governmental Authority in a timely manner and promptly transmit to BioLineRx an official Tax certificate or other documentation of the payment of any such withholding Taxes, including copies of receipts or other evidence reasonably required and sufficient to enable BioLineRx to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits. BioLineRx shall provide Cypress any Tax forms that may be reasonably necessary in order for Cypress to not withhold tax or to withhold Tax at a reduced rate under an applicable bilateral income Tax treaty. BioLineRx shall use reasonable efforts to provide any such tax forms to Cypress at least thirty (30) days prior to the due date for any payment for which BioLineRx desires that Cypress apply a reduced withholding rate. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable law, of withholding Taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding Tax or value added Tax. Cypress shall require its sublicensees in the Cypress Territory to cooperate with BioLineRx in a manner consistent with this Section 8.7(b).
ARTICLE 9
INTELLECTUAL PROPERTY
     9.1 Ownership of Inventions. Following the Effective Date:
          (a) Each Party shall own any inventions made solely by its own employees, agents, or independent contractors in the course of conducting its activities under this Agreement, together with all intellectual property rights therein, that cover or claim the Products (“Sole Inventions”); and
          (b) The Parties shall jointly own any inventions that are made jointly by employees, agents, or independent contractors of each Party in the course of conducting its activities under this Agreement, together with all intellectual property rights therein, that cover or claim the Products (“Joint Inventions”). All Patents claiming patentable, jointly owned Joint Inventions shall be referred to herein as “Joint Patents.” Except to the extent otherwise set forth in this Agreement, each Party shall be entitled to practice and exploit the Joint Inventions without the duty of accounting or seeking consent from the other Party consistent with the terms of this Agreement.

Inventorship shall be determined in accordance with U.S. patent laws. For clarity, all BioLineRx Sole Inventions which come within the definition of BioLineRx Technology shall be subject to the licenses set forth in this Agreement.
     9.2 Disclosure of Inventions. Each Party shall promptly disclose to the other Party any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing inventions that are either Sole Inventions or Joint Inventions, and all Information relating to such inventions to the extent necessary for the preparation, filing and maintenance of any Patent with respect to such invention.
     9.3 Assignment of Product Inventions. Notwithstanding anything to the contrary in Section 9.1, and subject to the license set forth in Section 2.2(b), Cypress hereby assigns and shall assign to BioLineRx, for no additional consideration, all right, title and interest in and to any Sole Inventions owned by Cypress that cover or claim the Products (“Product Inventions”). Cypress shall execute, and cause its employees, agents and subcontractors to execute (directly or through assignment to Cypress and assignment by Cypress to BioLineRx), assignments to BioLineRx of all right, title and interest in and to any such Product Inventions, and any Patents directed to such assigned Product Inventions shall be BioLineRx Patents, subject to the licenses set forth in this Agreement. BioLineRx shall consult with Cypress regarding the advisability of seeking patent protection for any Product Invention. Should the Parties determine that such protection is advisable, BioLineRx shall prosecute and reasonably maintain in the Retained Territory all of the patents and patent applications with claims covering such Product Inventions. BioLineRx shall provide Cypress with a reasonable opportunity to comment on all draft filings for the Product Inventions in the Retained Territory prior to their submission to the relevant patent authority. Should BioLineRx decide that it is no longer interested in maintaining or prosecuting a particular Patent with claims covering a Product Invention in a country or other jurisdiction in the Retained Territory, it shall promptly advise Cypress, and Cypress may assume such prosecution and maintenance at its sole expense. Any such Product Invention shall be the sole and exclusive property of BioLineRx. Cypress shall require any sublicensee to assign any Product Inventions to Cypress in accordance with the terms of this Section 9.3 as applicable to Cypress.
     9.4 Prosecution of Patents.
          (a) Cypress Prosecuted Patents. The Parties shall cooperate with each other to achieve (to the extent appropriate) global harmonization of filing, prosecution and maintenance of BioLineRx Patents, recognizing that Cypress shall be pursuing BioLineRx Patent-related activities in the Cypress Territory and BioLineRx shall be pursuing BioLineRx Patent related activities in the Retained Territory. The Parties acknowledge that certain BioLineRx Patents have been licensed to BioLineRx under the Upstream Agreement and are sublicensed to Cypress in the Cypress Territory under this Agreement (the “UA Patents”). With respect to these UA Patents, Cypress and BioLineRx shall consult regarding the preparation, filing, prosecution and maintenance of such UA Patents in the Cypress Territory in accordance with Section 4.1 of the Upstream Agreement.

               (1) Subject to Section 9.4(a)(3) below, all UA Patents shall be prepared, filed, prosecuted and maintained through a law or patent attorney firm mutually agreed upon by Cypress and BioLineRx, at [...***...]. Such firm shall take into account the Parties’ intention that Cypress will prepare, file, prosecute, obtain and maintain the UA Patents in a manner that will provide the maximum economic advantage and return to the Parties. Further, counsel shall confer with Cypress and BioLineRx regarding the content of patent applications contained within the UA Patents, the prosecution of the UA Patents and the content of communications with the relevant patent agencies in the Cypress Territory regarding the UA Patents, prior to any communications with such agencies. Without limiting the generality of the foregoing, Cypress shall have the first right to conduct Patent-related activities in the Cypress Territory regarding such UA Patents, and Cypress shall ensure that BioLineRx is provided with (i) a reasonable opportunity to review and comment on such UA Patent-related activities regarding such UA Patents, and (ii) a copy of communications from any patent authority in the Cypress Territory regarding such UA Patents, and shall provide drafts of any substantive filings, responses or other communications to be made to such patent authorities a reasonable amount of time in advance of submitting such filings, responses or other communications for BioLineRx’s review and comment. Cypress shall reasonably consider comments by BioLineRx in connection with the UA Patent-related activities regarding the UA Patents so long as such comments are received by Cypress a reasonable amount of time in advance of any filing deadlines.
               (2) Subject to Section 9.4(a)(3) below, all BioLineRx Patents (other than UA Patents), including all Patents with claims covering Product Inventions, and all Joint Patents in the Cypress Territory (collectively, the “Cypress Prosecuted Patents”) shall be prepared, filed, prosecuted and maintained by Cypress, at Cypress’ sole expense.
               (3) If Cypress decides to cease the Patent-related activities regarding any UA Patent or Cypress Prosecuted Patent, it shall notify BioLineRx in writing sufficiently in advance so that BioLineRx may, at its discretion, assume the responsibility for such Patent-related activities regarding such UA Patent or such Cypress Prosecuted Patent, at BioLineRx’s sole expense. Joint Patents which constitute such Cypress Prosecuted Patents shall be assigned to BioLineRx. Thereafter, such UA Patents or such Cypress Prosecuted Patents shall be included in the BioLineRx Prosecuted Patents and the terms of Section 9.4(b) shall apply to such Patents.
          (b) BioLineRx Prosecuted Patents. BioLineRx shall have the sole right to prepare, file, prosecute and maintain all UA Patents and Cypress Prosecuted Patents for which the responsibility for Patent-related activities regarding such UA Patents or Cypress Prosecuted Patents has transferred to BioLineRx pursuant to Section 9.4(a)(3) above (the “BioLineRx Prosecuted Patents”).
          (c) Cooperation in Prosecution. Each Party shall provide the other Party all reasonable assistance and cooperation in the efforts provided above in this Section 9.4, including providing any necessary powers of attorney and executing any other required documents or instruments for such efforts (without charge to the other Party).

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     9.5 Infringement of Patents by Third Parties.
          (a) Notification. Each Party shall promptly notify the other Party in writing of any existing or threatened infringement of the BioLineRx Patents in the Cypress Territory through the Pre-Commercialization or Commercialization in the Field by a Third Party, of which such Party becomes aware, including any equivalent filing in the Cypress Territory to a “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2), and of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the BioLineRx Patents in the Cypress Territory (collectively “Product Infringement”).
          (b) Product Infringement.
               (1) For any Product Infringement, each Party shall share with the other Party all Information available to it regarding such alleged infringement. With respect to any UA Patent, the Parties’ rights and obligations recited in this Section 9.5 are subject to BioLineRx’s obligations under Section 10.1 of the Upstream Agreement; BioLineRx shall exercise its rights thereunder to the extent requested by Cypress under this Section 9.5. Cypress shall have the first right, but not the obligation, to bring an appropriate suit or other action in the Cypress Territory against any person or entity engaged in such Product Infringement, subject to Section 9.5(b)(2) through 9.5(b)(4), below. If Cypress fails to institute and prosecute an action or proceeding in the Cypress Territory to abate the Product Infringement within a period of [...***...] days after the first notice is delivered under Section 9.5(a), then BioLineRx (or one of the Upstream Licensors, if Section 10.1.3 of the Upstream Agreement is applicable) shall have the right, but not the obligation, to commence a suit or take action in the Cypress Territory to enforce the applicable BioLineRx Patents against such Third Party perpetrating such Product Infringement, at its own cost and expense. In the event that BioLineRx (or an Upstream Licensor, if applicable) exercises such right to commence such suit or to take action in the Cypress Territory regarding such Product Infringement, Cypress shall reasonably cooperate with BioLineRx (or the Upstream Licensor, if applicable) in connection with such BioLineRx Patent enforcement efforts.
               (2) Each Party shall provide to the Party enforcing any such rights under this Section 9.5(b) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Law to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts and shall reasonably consider the other Party’s comments on any such efforts.
               (3) Each Party shall bear all of its own internal costs incurred in connection with its activities under this Section 9.5(b). In the event a Party commences a Product Infringement action in the Cypress Territory, it shall bear all external costs and expenses for such action.
               (4) The Party not bringing an action with respect to Product Infringement under this Section 9.5(b) shall be entitled to separate representation in such matter

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by counsel of its own choice, but such Party shall at all times cooperate fully with the Party bringing such action.
          (c) Infringement Other Than a Product Infringement. For any and all infringement of any BioLineRx Patent other than a Product Infringement (including the enforcement of BioLineRx Patents against infringement in the Retained Territory), as between the Parties, BioLineRx shall have the sole and exclusive right to bring an appropriate suit or other action against any person or entity engaged in such other infringement, in its sole discretion, and as between the Parties shall bear all related expenses and retain all related recoveries. BioLineRx shall keep Cypress regularly informed of the status and progress of such enforcement efforts and shall reasonably consider Cypress’ comments on any such efforts.
          (d) Settlement. Cypress shall not settle any claim, suit or action that it brought under this Section 9.5 involving BioLineRx Patents in any manner that would negatively impact such Patents or that would limit or restrict the ability of BioLineRx to pre-commercialize, make, import, use, offer for sale, sell or otherwise commercialize Products anywhere in the Retained Territory or to make or have made Product anywhere in the world for such pre-commercialization, use, sale or import anywhere in the Retained Territory, without the prior written consent of BioLineRx, which consent shall not be unreasonably withheld or delayed. Nothing in this Article 9 shall require BioLineRx to consent to any settlement that would have a material adverse impact upon any BioLineRx Patent in the Retained Territory, or to the pre-commercialization, commercialization, manufacture, use, importation, offer for sale or sale of the Products in the Retained Territory.
          (e) Allocation of Proceeds. The enforcing Party shall retain monetary damages recovered from any Third Party in a suit or action brought by it under this Section 9.5 after first reimbursing the Parties for any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel); provided that, in the event Cypress is the Party bringing suit, the amount of such recovery which is lost profits (but not including any other damages) and which is retained by Cypress after such reimbursement shall be included in Net Sales and shall be subject to the royalty payment by Cypress to BioLineRx under Section 8.3.
     9.6 Infringement of Third Party Rights in the Cypress Territory. Subject to the indemnification obligation as set forth in Article 11, if any Product used or sold by Cypress or its sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Third Party Patent granted by a jurisdiction within the Cypress Territory, Cypress shall promptly notify BioLineRx of such event and the Parties shall promptly meet to properly handle the claim or assertion and take the appropriate course of action.
ARTICLE 10
REPRESENTATIONS AND WARRANTIES
     10.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that, as of the Effective Date:

          (a) Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.
          (b) Authority and Binding Agreement. It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to and limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws generally applicable to creditors’ rights; and (ii) judicial discretion in the availability of equitable relief.
          (c) No Conflict. The execution and delivery of this Agreement, and the performance by such Party of its obligations under this Agreement, including the grant of rights to the other Party pursuant to this Agreement, does not and will not: (i) conflict with, nor result in any violation of or default under any instrument, judgment, order, writ, decree, contract or provision to which such Party is otherwise bound; (ii) give rise to any lien, charge or encumbrance upon any assets of such Party or the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval that applies to such Party, its business or operations or any of its assets or properties; or (iii) conflict with any rights granted by such Party to any Third Party or breach any obligation that such Party has to any Third Party.
          (d) Required Consents. It has obtained, or is not required to obtain, the consent, approval, order, or authorization of any Third Party, or has completed, or is not required to complete, any registration, qualification, designation, declaration or filing with, any Governmental Authority, in connection with the execution and delivery of this Agreement and the performance by such Party of its obligations under this Agreement, including any grant of rights to the other Party pursuant to this Agreement.
     10.2 Additional Representations and Warranties of BioLineRx. For purposes of this Section 10.2, the phrase “the knowledge of BioLineRx” means the actual knowledge of BioLineRx’s executive officers (as defined in Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended from time to time (or any successor rule)) and the senior employee of BioLineRx responsible for patent matters, in each case after reasonable inquiry. BioLineRx represents and warrants to Cypress that, as of the Execution Date:
          (a) It has not received any written notice from any Third Party asserting or alleging that research or development of any Product by BioLineRx infringed or misappropriated the intellectual property rights of such Third Party.

          (b) There are no actual, pending, or to BioLineRx’s knowledge, alleged or threatened adverse actions, suits, claims, interferences or formal governmental investigations involving the Products or the BioLineRx Technology relating to the Products by or against BioLineRx in or before any court, governmental or regulatory authority.
          (c) To the knowledge of BioLineRx, there are no asserted claims, interferences, oppositions or demands of any Third Party against the BioLineRx Technology in the Territory.
          (d) BioLineRx owns or otherwise Controls the BioLineRx Know-How; BioLineRx is the exclusive licensee under the Upstream Agreement of the BioLineRx Patents.
          (e) There are no liens or security interests currently existing on or to the BioLineRx Technology that could reasonably be expected to adversely affect Cypress’ rights and licenses under this Agreement.
          (f) To the knowledge of BioLineRx, there is not any pending claim or litigation which alleges that its activities under the Upstream Agreement or its use of the BioLineRx Technology have violated the intellectual property rights of any Third Party.
          (g) The Upstream Agreement is in full force and effect, subject to bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and to equitable principles.
          (h) Exhibit B to this Agreement sets forth all of the “Licensor Patent Rights” under the Upstream Agreement which claim the Product, or methods of making or using the Product, in the Field in the Cypress Territory, as the term “Licensor Patent Rights” is defined in the Upstream Agreement.
          (i) To the knowledge of BioLineRx, no event has occurred which, after the giving of notice or the lapse of time or both, would constitute a material breach by BioLineRx under the Upstream Agreement or would constitute a material breach by the Upstream Licensors.
          (j) BioLineRx has not received notice of any potential Licensed Product proposed by one or both of the Upstream Licensors that incorporates BL-1020.
          (k) To the knowledge of BioLineRx, no license from a Third Party is required to practice the rights granted to BioLineRx under the Upstream Agreement with respect to the Products in the Field in the Cypress Territory.
          (l) All of the studies and tests of the Products conducted by or on behalf of BioLineRx prior to the Execution Date were conducted in all material respects in accordance with (i) applicable Laws of the jurisdiction where conducted at the time such studies and test were conducted; and (ii) the prevailing scientific standards applicable to the conduct of such studies and activities.

BioLineRx shall update the representations and warranties in this Section 10.2 as of the Effective Date. Any revision of a BioLineRx representation or warranty in such updated Section 10.2 shall not be grounds for termination by Cypress for BioLineRx’s breach of Section 10.2. Notwithstanding the foregoing sentence, if prior to the Effective Date, the representations and warranties set forth in Sections 10.2(a), (b), (c), (g) or (i) above with respect to the Cypress Territory are no longer true and correct, then BioLineRx shall notify Cypress in writing, and in such event either Cypress or BioLineRx may terminate this Agreement prior to the Effective Date.
     10.3 Covenants.
          (a) No Debarment. In the course of the Pre-Commercialization or Commercialization, each Party shall not use any employee or consultant who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.
          (b) Amendment of Upstream Agreement. Promptly following the Effective Date but in all events at least [...***...] prior to the anticipated date of First Commercial Sale, the Parties will diligently work to amend certain provisions of the Upstream Agreement to enable them to more efficiently progress the pre-commercialization and commercialization of the Product throughout the Territory, including Sections 8.1.1 and 13.3.2 of the Upstream Agreement.
     10.4 Disclaimer. Cypress understands that the Products are the subject of ongoing clinical research and development and that BioLineRx cannot assure the safety or efficacy of the Products, or that the Products will be approved by any Regulatory Authority in the Cypress Territory.
     10.5 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 10, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY.
ARTICLE 11
INDEMNIFICATION
     11.1 Indemnification by BioLineRx. BioLineRx hereby agrees to defend, hold harmless and indemnify (collectively, “Indemnify”) Cypress or its Affiliates, agents, directors, officers and employees (the “Cypress Indemnitees”) from and against any and all liabilities, expenses or losses, including reasonable legal expenses and attorneys’ fees (collectively “Losses”) in each case resulting from Third Party suits, claims, actions and demands (each, a “Third Party Claim”) arising directly or indirectly out of (a) a breach of any of BioLineRx’s obligations under this Agreement, including BioLineRx’s representations and warranties set

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forth in Article 10, (b) the research, development, manufacture, use, handling, storage or other disposition of Products by or on behalf of BioLineRx in the conduct of BioLineRx Pre-Commercialization Activities, or (c) the research, development, manufacture, use, handling, storage, sale or other commercialization or disposition of Products in the Retained Territory by BioLineRx, its Affiliates or agents. BioLineRx’s obligation to Indemnify the Cypress Indemnitees pursuant to this Section 11.1 shall not apply to the extent that (i) the Cypress Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and BioLineRx’s defense of the relevant Losses is materially prejudiced by such failure, or (ii) any Losses arise from, are based on, or result from the negligence or willful misconduct of any Cypress Indemnitee or sublicensee or from any activity for which Cypress is obligated to Indemnify the BioLineRx Indemnitees under Section 11.2.
     11.2 Indemnification by Cypress. Cypress hereby agrees to Indemnify BioLineRx or its Affiliates, licensees, agents, directors, officers, employees and the Licensor Indemnitees (as defined in the Upstream Agreement) (the “BioLineRx Indemnitees”) from and against any and all Losses in each case resulting from Third Party Claims arising directly or indirectly out of (a) a breach of any of Cypress’ obligations under this Agreement, including Cypress’ representations and warranties set forth in Article 10; or (b) the Pre-commercialization, manufacture, use, handling, storage, sale or other Commercialization or disposition of Products in the Cypress Territory by or on behalf of Cypress or its sublicensees, including as a result of any infringement claims or product liability claims. Cypress’ obligation to Indemnify the BioLineRx Indemnitees pursuant to this Section 11.2 shall not apply to the extent that (i) the BioLineRx Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Cypress’ defense of the relevant Losses is materially prejudiced by such failure, or (ii) any Losses arise from, are based on, or result from the negligence or willful misconduct of any BioLineRx Indemnitee or from any activity for which BioLineRx is obligated to Indemnify the Cypress Indemnitees under Section 11.1.
     11.3 Procedure. The indemnified Party shall provide the indemnifying Party with prompt notice of the Third Party Claim which might give rise to an indemnification obligation pursuant to this Article 11 indicating the nature of the claim and the basis therefore. The indemnifying Party shall have the right, at its option, to assume the defense of, at its own cost and by its own counsel, any such Third Party Claim involving the asserted liability of the indemnified Party. If any indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the indemnified Party of its intention to do so, and the indemnified Party shall agree to cooperate with the indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability; provided, however, that the indemnifying Party shall not, as part of any settlement or other compromise, admit to liability for which the indemnifying Party is not fully indemnifying the indemnified Party or agree to an injunction with respect to activities of the indemnified Party without the written consent of the indemnified Party, not to be unreasonably withheld, conditioned or delayed. Notwithstanding an election by the indemnifying Party to assume the defense of any Third Party Claim as set forth above, such Indemnified Party shall have the right (at its own cost if the indemnifying Party has elected to assume such defense) to employ separate counsel and to participate in the defense of any Third Party Claim. All costs incurred by an indemnified Party in connection with enforcement of its rights under Sections 11.1 or 11.2, as applicable, shall also be reimbursed by the indemnifying Party promptly after final determination that such indemnified Party is entitled to such indemnification by the indemnifying Party.
     11.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES OR LOSS OF PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTIONS 11.1 OR 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 12.
     11.5 Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold by such Party. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.
ARTICLE 12
CONFIDENTIALITY
     12.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for a period of five (5) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party. The foregoing confidentiality and non-use obligations shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by competent written proof:
          (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;
          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
          (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

          (d) is subsequently disclosed to the receiving Party by a Third Party who has a legal right to make such disclosure; or
          (e) is subsequently independently discovered or developed by the receiving Party without the aid, application, or use of the disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.
     12.2 Authorized Disclosure. Notwithstanding the obligations set forth in Section 12.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement (which terms shall be the Confidential Information of both Parties) to the extent:
          (a) such disclosure: (i) is reasonably necessary for filing or prosecuting Patent rights as contemplated by this Agreement; (ii) is reasonably necessary for prosecuting or defending litigation as contemplated by this Agreement or (iii) is reasonably necessary in connection with the obtaining of the consent of the OCS to this Agreement; or
          (b) such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the receiving Party, provided that in each such case on the condition that such directors, attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with those contained in this Agreement; or (ii) to actual or potential investors or acquirors solely for the purpose of evaluating an actual or potential investment or acquisition; provided that in each such case on the condition that such actual or potential investors or acquirors are bound by confidentiality and non-use obligations consistent with those contained in the Agreement;
          (c) such disclosure is required by judicial or administrative process, provided that in such event such Party shall promptly inform the other Party of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 12, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order, to ensure the continued confidential treatment of such Confidential Information; and
          (d) such disclosure is reasonably necessary to its collaborators in its respective Territory (including CROs, hospitals, doctors, consultants, subcontractors and Affiliates) for the purpose of the Pre-Commercialization, Commercialization or manufacture, solely for the purpose of carrying out such collaboration, on the condition that such collaborators are bound by confidentiality and non-use obligations consistent with those contained in the Agreement.

     12.3 Publication. Each Party to this Agreement recognizes that the publication of papers containing results of and other information regarding pre-commercialization of Products in the Field (except as provided hereinafter), including oral presentations and abstracts, may be beneficial to both Parties provided such publications are subject to reasonable controls to protect Confidential Information. In particular, it is the intent of the Parties to maintain the confidentiality of any Confidential Information included in any Patent Controlled by a Party until such Patent has been published. Accordingly, the other Party shall have the right and obligation to review and approve any paper proposed for publication or other public disclosure by the other Party, including oral presentations and abstracts. Before either Party may submit any paper, oral presentation or abstract for publication or other public disclosure, the Party proposing publication shall deliver a complete copy of such materials or proposed public disclosure to the other Party prior to submitting the paper to a publisher or the date set for presentation. The other Party shall review any such paper and give its comments to the publishing Party within [...***...] days of the delivery of such paper or proposed public disclosure to the other Party. With respect to oral presentation materials, the other Party shall make reasonable efforts to expedite review of such materials, and shall return such items as soon as practicable to the publishing Party with appropriate comments, if any, but in no event later than [...***...] days from the date of delivery to the other Party. With respect to abstracts, the other Party shall make reasonable efforts to expedite review of such abstracts, and shall return such items as soon as practicable to the publishing Party with appropriate comments, if any, but in no event later than [...***...] days from the date of delivery to the other Party. The publishing Party shall comply with the other Party’s request to delete references to the non-publishing Party’s Confidential Information in any such paper, proposed public disclosure or other materials. Notwithstanding anything to the contrary in this Agreement, neither Party shall have the right to publish in any form any Confidential Information of the other Party without such other Party’s prior written consent.
     12.4 Publicity; Use of Names. Subject to Section 12.2 and the rest of this Section 12.4, no disclosure of the terms of this Agreement may be made by either Party or its Affiliates, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or other public disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Law.
          (a) A Party may disclose this Agreement and its terms in securities filings with the Securities Exchange Commission or other regulatory agency (“SEC”) (or equivalent foreign agency, including the Israel Securities Authority or the Tel Aviv Stock Exchange) to the extent required by Law after complying with the procedure set forth in this Section 12.4. In such event, the Party seeking such disclosure will prepare a draft confidential treatment request and a proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no more than seven (7) days after receipt of such confidential treatment request and proposed redactions (or such lesser period of time as required by Law)) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines proscribed by applicable SEC regulations or equivalent foreign agency regulations. The Party seeking such disclosure shall exercise Commercially Reasonable Efforts to obtain confidential treatment of the Agreement

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from the SEC or equivalent foreign agency as represented by the redacted version reviewed by the other Party.
          (b) Further, each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with the SEC or other agency) of the execution and delivery of this Agreement as well as certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by Law, provided that the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure, and provided further that (except to the extent that the Party seeking disclosure is required to disclose such information to comply with applicable Law) if the other Party demonstrates to the reasonable satisfaction of the Party seeking disclosure, within [...***...] business days of such Party’s providing the copy, that the public disclosure of previously undisclosed information will materially adversely affect the pre-commercialization or commercialization of a Product being pre-commercialized or commercialized in the applicable Territory, the Party seeking disclosure will remove from the disclosure such specific previously undisclosed information as the other Party shall reasonably request to be removed.
          (c) Notwithstanding the foregoing, and subject to BioLineRx’s obligations under Section 9.1 of the Upstream Agreement (if applicable), the Parties will agree on language of one or more press releases announcing this Agreement.
          (d) During the Term, and subject to Section 14.2 of the Upstream Agreement and Section 12.4(c) above, each Party shall have the right to issue a press release or make a public announcement concerning the material terms of this Agreement or the Pre-Commercialization or Commercialization under this Agreement, such as announcing the commencement and completion of clinical studies for the Products in countries of the Cypress Territory, the filing and obtaining of Regulatory Approvals for the Products in countries of the Cypress Territory, the First Commercial Sale of the Products in countries of the Cypress Territory, and the publication of data and results in accordance with Section 12.3. If a Party desires to issue such a press release or make such a public announcement, it shall provide the other Party with reasonable advance notice of the content thereof. The other Party shall have the right to review and comment on such proposed press release or announcement and the Party proposing such press release or public announcement shall take into consideration and incorporate when appropriate the comment from the other Party.
          (e) The Parties agree that after a public disclosure pursuant to Sections 12.4(a). (b), (c) or (d) has been reviewed and approved by the other Party, the disclosing Party may make subsequent public disclosures or issue a press release disclosing the same content as was contained in such public disclosure without having to obtain the other Party’s prior consent and approval.
          (f) Cypress acknowledges that BioLineRx is required to furnish the Upstream Licensors a fully executed copy of this Agreement, promptly after the Execution Date, pursuant to Section 5.2.3 of the Upstream Agreement.

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     12.5 Equitable Relief. Each Party acknowledges that a breach of this Article 12 may not reasonably or adequately be compensated in damages in an action at law and that such a breach shall cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party may be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein by the other Party.
ARTICLE 13
TERM AND TERMINATION
     13.1 Term. The Term of this Agreement will commence on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect until the cessation of all Commercialization in the Cypress Territory. Upon the expiration of the Royalty Term in a given country in the Cypress Territory, (a) the license granted to Cypress under the BioLineRx Technology in such country shall become fully-paid, royalty-free and non-exclusive, and (b) BioLineRx and the Upstream Licensors shall be free to use the BioLineRx Technology to develop, make and have made, use, offer to sell, sell, have sold, import, export, otherwise transfer physical possession of or otherwise transfer title to Products and to grant others licenses under the BioLineRx Technology to do the same in such country.
     13.2 Termination for Breach.
          (a) Notice. If either Party believes that the other Party is in material breach of this Agreement, then the Party holding such belief (the “Non-breaching Party”) may deliver notice of such breach to the other Party (the “Notified Party”). The Notified Party shall have thirty (30) days after receipt of such notice to cure such breach, or, if such breach is not susceptible of cure within the stated 30-day period and the Notified Party uses diligent good faith efforts to cure such breach, the stated 30-day period shall be extended by an additional thirty (30) days.
          (b) Failure to Cure. If the Notified Party fails to cure a material breach of this Agreement as provided for in Section 13.2(a), then the Non-Breaching Party may terminate this Agreement immediately upon written notice to the Notified Party.
          (c) Disputes. If a Party gives notice of termination under this Section 13.2 and the other Party disputes whether such termination is proper under this Section 13.2, then the issue of whether this Agreement may properly be terminated (i.e., whether a material breach occurred or whether a material breach was cured) shall be resolved in accordance with Article 14. If as a result of such dispute resolution process it is determined that the notice of termination was proper, then such termination shall be deemed to have been effective thirty (30) days following the date of the notice of breach (or such other time period applicable pursuant to Section 13.2(a)). If, as a result of such dispute resolution process, it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall remain in effect.

     13.3 Termination for Convenience or for Adverse Regulatory Actions. Cypress shall have the right to terminate this Agreement in its entirety for any reason or no reason at all by providing BioLineRx with at least one hundred eighty (180) days prior written notice to BioLineRx of such termination. In addition, Cypress may, in its sole discretion, terminate this Agreement in its entirety, upon at least thirty (30) days written notice to BioLineRx in the event of any significant adverse clinical events or other adverse toxicity, safety or efficacy data relating to a Product or if Cypress determines that there is no basis for filing an NDA for a Product.
     13.4 Termination for Patent Challenge. BioLineRx shall have the right to terminate this Agreement in its entirety upon at least thirty (30) days prior written notice to Cypress if (a) Cypress or any of its Affiliates or sublicensees files a lawsuit or brings any other legal or administrative proceeding, or knowingly assists or supports any Third Party in filing a lawsuit or bringing any other legal or administrative proceeding, challenging any of the BioLineRx Patents licensed hereunder, including any action in connection with an opposition, re-examination, revocation, invalidation or cancellation proceeding, or requests a declaration of an interference against or otherwise attacks the validity or enforceability of any BioLineRx Patents licensed hereunder, or contests or disputes BioLineRx’s entitlement to or ownership of any BioLineRx Patents licensed hereunder, and (b) Cypress or its Affiliate or sublicensee (as applicable) fails to cease such lawsuit, proceeding, action, request, attack, contest or dispute within the thirty (30) day period following Cypress’ receipt of such notice from BioLineRx. In such event, the Agreement shall terminate upon expiration of the thirty (30) day notice period (and the cure and dispute provisions set forth above in Section 13.2 shall not apply).
     13.5 Termination Prior to Effective Date. Notwithstanding anything to the contrary in this Article 13, (a) Cypress may terminate this Agreement following a response from the OCS and each Party’s discharge of its obligations under Section 2.1, with no liability to BioLineRx or Cypress, if (i) Cypress exercises its right to withhold agreement to modifications to the Execution Date Agreement in accordance with Section 2.1(c); or (ii) the OCS does not grant its consent to the Execution Date Agreement or a modified Execution Date Agreement, as such modified Execution Date Agreement and the process for modification are described in Section 2.1; or (b) either Party may terminate this Agreement as set forth in the last paragraph of Section 10.2. The provisions of Section 8.1 (including the Escrow Agreement) and this Section 13.5 shall survive such termination, but all other terms, provisions, representations, rights and obligations contained in this Agreement shall terminate.
     13.6 Termination of Upstream Agreement. The Parties acknowledge that, upon termination of the Upstream Agreement (in whole or in part), pursuant to Section 5.2.2.2 of the Upstream Agreement, Cypress has the right to request that the Upstream Licensors enter into a new agreement with Cypress on substantially the same terms as those contained in this Agreement.
     13.7 Effect of Termination of the Agreement.
          (a) Upon any termination of this Agreement the following shall apply:
               (1) Regulatory Filings; Data. To the extent permitted by

applicable Laws, Cypress shall transfer and assign to BioLineRx all Regulatory Filings, Regulatory Approvals, and Cypress Regulatory Data.
               (2) Cypress License and Assignment. Cypress hereby grants to BioLineRx an exclusive, royalty-free license, with the right to grant multiple tiers of sublicenses, under Cypress Technology to Pre-Commercialize, make, have made, use, sell, offer for sale, have sold, import and otherwise Commercialize the Products in the Cypress Territory, which license shall be effective as of the date of such termination. Cypress hereby assigns to BioLineRx, effective only (A) in the event of such termination, (B) upon BioLineRx’s confirmation that BioLineRx desires such assignment at the date of termination, and (C) after reimbursement of all out-of-pocket costs related to such Product Marks, all of its rights and interests in and to the Product Marks (other than the corporate names of Cypress).
               (3) Transition Assistance. Cypress shall provide such assistance, at BioLineRx’s request and cost, as may be reasonably necessary for BioLineRx to commence or continue developing, Pre-Commercializing or Commercializing Products in the Cypress Territory, to the extent Cypress is then performing or has performed such activities, including transferring or amending, as appropriate, upon request of BioLineRx, any agreements or arrangements with Third Party vendors to sell Products in the Cypress Territory. To the extent that any such contract between Cypress and a Third Party is not assignable to BioLineRx, Cypress shall arrange a transition period in which to provide such services with the goal of promptly transitioning the arrangement to BioLineRx.
               (4) Licenses. The licenses granted in Article 2 shall terminate, and the other rights and obligations of the Parties under this Agreement also shall terminate.
          (b) Accrued Obligations. In any event, expiration or termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such expiration or termination or to which a Party may be contractually committed as of such effective date nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation.
     13.8 Bankruptcy. All rights and licenses granted under this Agreement by one Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that a Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code in the event of a bankruptcy by the other Party. The Parties further agree that in the event of the commencement of a bankruptcy proceeding by or against one Party under the Bankruptcy Code, the other Party shall be entitled to complete access to any such intellectual property pertaining to the rights granted in the licenses hereunder of the Party by or against whom a bankruptcy proceeding has been commenced and all embodiments of such intellectual property.
     13.9 Survival. The following provisions shall survive any expiration or termination of this Agreement for the period of time specified: The provisions of Article 1, to the extent definitions are embodied in the following listed Articles and Sections of this Agreement; Articles 11, 12, 14 (with respect to a dispute arising prior to the effective date of termination or expiration) and 15; and Sections 2.4 (with respect to any direct license requested by a sublicensee), 4.7 (with respect to Regulatory Data generated prior to the effective date of termination or expiration), 5.5 (with respect to Product dispositions prior to the effective date of termination or expiration), Sections 8.2 and 8.3 (with respect to milestones achieved, and royalty payments and reports concerning Net Sales made, prior to the effective date of termination or expiration), 8.4 through 8.7, 9.1 through 9.3, 10.5, 13.7, and this 13.9. In addition, any other provisions either required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement, or which by their express terms, survive such expiration or termination of this Agreement.
ARTICLE 14
DISPUTE RESOLUTION
     14.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement, other than a dispute related to an alleged breach of this Agreement or the Upstream Agreement by BioLineRx, as to which Cypress may elect to pursue any available legal or equitable remedy, subject to the limitation on liability set forth in this Agreement.
     14.2 Internal Resolution. With respect to all disputes arising between the Parties under this Agreement, including any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within [...***...] days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Executives of the Parties for attempted resolution by good faith negotiations within [...***...] days after such notice is received.
     14.3 Binding Arbitration. If the Executives are not able to resolve such disputed matter within [...***...] days and either Party wishes to pursue the matter, each such dispute, controversy or claim that is not an Excluded Claim (defined in Section 14.4 below) shall be finally resolved by binding arbitration administered by JAMS pursuant to JAMS’ Streamlined Arbitration Rules and Procedures then in effect (the “JAMS Rules”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The Parties agree that:
          (a) The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business: within [...***...] days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within [...***...] days of their appointment. If the arbitrators selected by the

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Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by JAMS. The place of arbitration shall be New York, New York U.S.A., and all proceedings and communications shall be in English. The panel of arbitrators shall decide the issue within [...***...] days after appointment of the third arbitrator, and shall render this decision in writing and provide reasons for the decision and any award.
          (b) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damage. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration regardless of the outcome of such arbitration.
          (c) A Party shall be entitled to deduct or otherwise offset any damage finally awarded under a proceeding initiated under Section 14.3 against payments due under this Agreement.
          (d) Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.
     14.4 Excluded Claim. As used in Section 14.3, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.
ARTICLE 15
MISCELLANEOUS
     15.1 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

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     15.2 Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the nonperforming Party, including an act of God or terrorism, involuntary compliance with any regulation, law or order of any government, war, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.
     15.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3, and shall be deemed to have been sufficiently given for all purposes when received, if in writing and personally delivered, facsimile transmission (receipt verified) or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below.

If to BioLineRx:	BioLineRx Ltd.
19 Hartum Street
PO Box 45158
Jerusalem, 91450, Israel
Attention: Dr. Kinneret Savitsky
With a copy to: CFO
FAX: +972 (2) 548-9101

With copies to (which shall not constitute notice):

Cooley LLP
11951 Freedom Drive
Reston, VA 20190-5656
Attention: Ken Krisko, Esq.
Fax: 703-456-8100

If to Cypress:	Cypress Bioscience, Inc.
4350 Executive Drive, Suite 325
San Diego, California 92121
Attention: Dr. Jay D. Kranzler
With a copy to: Legal Department
Fax: +1 (858) 452-1222

With copies to (which shall not constitute notice):
Latham & Watkins LLP
12636 High Bluff Drive, Suite 400
San Diego, California 92130
Attention: Faye H. Russell, Esq.
Fax: +1 (858) 523-5450
     15.4 No Strict Construction; Headings. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.
     15.5 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to Affiliates or to a successor to substantially all of the business of such Party to which this Agreement relates (whether by merger, sale of stock, sale of assets or other transaction) (the “Acquisition”). Any permitted successor or assignee of rights or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.5 shall be null, void and of no legal effect.
     15.6 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates, and when any such Affiliate is discharging such obligations or exercising such right, the terms and conditions of this Agreement applicable to such Party also shall be applicable to such Affiliate. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
     15.7 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
     15.8 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
     15.9 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.
     15.10 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.
     15.11 No Third Party Beneficiaries. Except for rights and obligations specifically referred to herein that apply to Affiliates, sublicenses or licensees of the Parties, nothing in this Agreement is intended to confer on any Person other than BioLineRx or Cypress any rights or obligations under this Agreement, and there are no intended Third Party beneficiaries to this Agreement.
     15.12 English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. To the extent this Agreement requires a Party to provide to the other Party Information, correspondence, notice or other documentation, such Party shall provide such Information, correspondence, notice or other documentation in the English language.
     15.13 Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state.
     15.14 Counterparts. This Agreement may be executed in one (1) or more counterparts by original or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     In Witness Whereof, the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Execution Date.

BioLineRx Ltd.		Cypress Bioscience, Inc.

By: Name:	/s/ Kinneret Livnat-Savitsky Kinneret Livnat-Savitsky, PhD	By: Name:	/s/ Jay D. Kranzler Jay D. Kranzler, MD, PhD
Title:	Chief Executive Officer	Title:	Chief Executive Officer

Exhibit A
Chemical Structure of BL-1020
[...***...]

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Exhibit B
BioLineRx Patents
(all of the BioLineRx Patents set forth in Exhibit B as of the Execution Date are UA Patents)
Family I

					Filing Date	Issue Date
Our Ref	Title	Country	Earliest Priority	Entry Date	Application No.	Patent No.	Status
[...***...]	[...***...]	[...***...]	[...***...]		[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]		[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]		[...***...]

[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]		[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]		[...***...]
Family II

					Filing Date	Issue Date
Ref	Title	Country	Earliest Priority	Entry Date	Application No.	Patent No.	Status
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]		[...***...]

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					Filing Date	Issue Date
Ref	Title	Country	Earliest Priority	Entry Date	Application No.	Patent No.	Status
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]		[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]		[...***...]
Family III

					Filing Date	Issue Date
Ref	Title	Country	Earliest Priority	Entry Date	Application No.	Patent No.	Status
[...***...]	[...***...]	[...***...]			[...***...]		[...***...]
Family IV

					Filing Date	Issue Date
Ref	Title	Country	Earliest Priority	Entry Date	Application No.	Patent No.	Status
[...***...]	[...***...]	[...***...]			[...***...]		[...***...]

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Family V

					Filing Date	Issue Date
Ref	Title	Country	Earliest Priority	Entry Date	Application No.	Patent No.	Status
[...***...]	[...***...]	[...***...]			[...***...]		[...***...]

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